CONTRIBUTION AGREEMENT

among

CROMPTON HOLDING CORPORATION,

DAVIS STANDARD CORPORATION,

BCCM HOLDINGS, INC.,

BCCM, LLC

and

DAVIS-STANDARD, LLC

dated as of

March 31, 2005

Table of Contents
	Page #

Table of Contents
	Page #
Article I. CERTAIN DEFINITIONS		1
1.1	Definitions	1
Article II. CONTRIBUTION		8
2.1	Davis-Standard Contribution	8
2.2	BCCM Contribution	8
2.3	Davis-Standard Excluded Assets	8
2.4	BCCM Excluded Assets	9
2.5	Excluded Liabilities	9
2.6	Assignment and Assumption	10
2.7	Benefits	10
Article III. REPRESENTATIONS AND WARRANTIES OF DAVIS-STANDARD AND CROMPTON		10
3.1	Organization	10
3.2	Authority; Enforceability	11
3.3	No Breach	11
3.4	Capitalization of Davis-Standard; Subsidiaries	12
3.5	No Rights to Purchase or Register Stock	12
3.6	Consents	13
3.7	Actions and Proceedings	13
3.8	Brokers	13
3.9	Employee Matters	13
3.1	Financial Statements and Condition	14
3.11	Equipment	14
3.12	Title to Real Property	14
3.13	Intellectual Property	16
3.14	Compliance with Legal Requirements	17
3.15	Davis-Standard Material Contracts	17
3.16	Pension Plans, Benefits, etc	17
3.17	Labor Disputes	19
3.18	Absence of Certain Changes	19
3.19	Insurance, Bonds, Letters of Credit	19
3.2	Environmental Matters	19
3.21	Relationships with Affiliates	20
3.22	Taxes	21
3.23	Disclosure of all Material Matters	22
3.24	DISCLAIMER	22

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Article IV. REPRESENTATIONS AND WARRANTIES OF BCCM AND BCCM HOLDINGS		22
4.1	Organization	22
4.2	Authority; Enforceability	22
4.3	No Breach	23
4.4	Capitalization of BCCM and NewCo; No Subsidiaries	23
4.5	No Rights to Purchase or Register Stock	23
4.6	Consents	24
4.7	Actions and Proceedings	24
4.8	Brokers	24
4.9	Employee Matters	24
4.1	Financial Statements and Conditions	25
4.11	Equipment	25
4.12	Title to Real Property	25
4.13	Intellectual Property	26
4.14	Compliance with Legal Requirements	27
4.15	BCCM Material Contracts	27
4.16	BCCM Pension Plans, Benefits, etc	28
4.17	Labor Disputes	29
4.18	Absence of Certain Changes	29
4.19	Insurance, Bonds, Letters of Credit	29
4.2	Environmental Matters	29
4.21	Relationships with Affiliates	30
4.22	Taxes	30
4.23	Disclosure of all Material Matters	31
4.24	DISCLAIMER	31
Article V. PRE-CLOSING COVENANTS		31
5.1	Conduct of Davis-Standard Business	31
5.2	Conduct of BCCM Business	34
5.3	Transfer, Sales and Use Taxes, etc	36
5.4	Consents; Reasonable Efforts	36
5.5	Filings; Other Action	36
5.6	Publicity	37
5.7	Insurance	37
5.8	Special Transition Provisions	37
5.9	Foreign Subsidiaries and Conversion	37
5.1	Davis-Standard Intellectual Property	37
5.11	Davis-Standard Real Property	37
5.12	Trafalgar APA	37
5.13	Transfer Laws	38
Article VI. CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS		38
6.1	Conditions Precedent to Obligations of BCCM and NewCo	38
6.2	Conditions Precedent to Obligations of Davis-Standard, Crompton and NewCo	39
6.3	Davis-Standard Employees	40

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Article VII. REMEDIES AND INDEMNIFICATION		40
7.1	Survival	40
7.2	Crompton Indemnification	41
7.3	BCCM Holdings Indemnification	42
7.4	NewCo Indemnification	43
7.5	Certain Liabilities	44
7.6	Transfer of NewCo Obligations	44
Article VIII. CLOSING		44
8.1	Closing Date	44
8.2	Closing Documents	45
8.3	Termination	46
8.4	Costs upon Termination	46
Article IX. POST-CLOSING COVENANTS		46
9.1	Further Assurances	46
9.2	Tax and Audit Cooperation	46
9.3	Trafalgar APA	47
Article X. MISCELLANEOUS		47
10.1	Notices	47
10.2	Assignment	49
10.3	Counterparts; Facsimile Signatures	49
10.4	Entire Agreement	49
10.5	Headings	49
10.6	Governing Law	49
10.7	Jurisdiction; Service of Process	49
10.8	No Third Party Rights	50
10.9	Waivers and Amendments	50
-iii-

CONTRIBUTION AGREEMENT

          THIS CONTRIBUTION AGREEMENT (this "Agreement"), dated as of March 31, 2005, made by and among Crompton Holding Corporation, a corporation organized under the Laws of Delaware ("Crompton"), Davis-Standard Corporation, a corporation organized under the Laws of Delaware ("Davis-Standard"), BCCM, LLC, a limited liability company organized under the Laws of Delaware ("BCCM"), BCCM Holdings, Inc., a corporation organized under the Laws of Delaware ("BCCM Holdings"), and Davis-Standard LLC, a limited liability company organized under the Laws of Delaware ("NewCo").

W I T N E S S E T H:

          WHEREAS, Crompton is the sole shareholder of Davis-Standard;

          WHEREAS, Davis-Standard, together with the German Subsidiaries, the French Subsidiary and the U.K. Subsidiary, are engaged in the design, sale, installation, service and support of extrusion systems and converting machinery (the "Davis-Standard Business");

          WHEREAS, Davis-Standard desires to convert to a Delaware limited liability company prior to the Closing (the "Converted LLC");

          WHEREAS, BCCM Holdings is the sole member of BCCM;

          WHEREAS, BCCM is engaged in the design, sale, installation, service and support of extrusion systems and converting machinery (the "BCCM Business");

          WHEREAS, NewCo is a newly created, wholly owned subsidiary of BCCM;

          WHEREAS, Crompton will contribute one hundred percent (100%) of the Capital Stock of Converted LLC to NewCo in exchange for sixty-two and one half percent (62.5%) of the Common Membership Units of NewCo; and

          WHEREAS, BCCM Holdings will contribute one hundred percent (100%) of the Capital Stock of BCCM to NewCo in exchange for thirty-seven and one half percent (37.5%) of the Common Membership Units of NewCo.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and undertakings contained or referred to in this Agreement, the parties hereby agree as follows:

ARTICLE I.

CERTAIN DEFINITIONS

          1.1     Definitions. Capitalized terms used in this Agreement are used as defined in this Article I or elsewhere in this Agreement.

           "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used in this definition of Affiliate, the term "control" (including "controlled by" or "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Capital Stock, as trustee, by contract, or otherwise.

          "Agreement" shall have the meaning set forth in the preamble.

          "BCCM" shall have the meaning set forth in the preamble.

           "BCCM Assets" shall mean the BCCM Real Property, BCCM Equipment, inventories, contracts, records, BCCM Intellectual Property, intangible property and Permits of BCCM and all other assets of BCCM that are in existence at the Effective Time other than the Excluded Assets.

          "BCCM Assumed Liabilities" shall have the meaning set forth in Section 7.3.

          "BCCM Business" shall have the meaning set forth in the recitals.

          "BCCM Contribution" shall have the meaning set forth in Section 2.2.

          "BCCM Employees" shall have the meaning set forth in Section 4.9.

          "BCCM Equipment" shall have the meaning set forth in Section 4.11(a).

          "BCCM Excluded Assets" shall have the meaning set forth in Section 2.4.

          "BCCM Excluded Liabilities" shall have the meaning set forth in Section 2.5(b).

          "BCCM Exit Amount" shall have the meaning set forth in Section 7.5(b).

          "BCCM Holdings" shall have the meaning set forth in the preamble.

          "BCCM Indemnitees" shall have the meaning set forth in Section 7.3(a)

          "BCCM Intellectual Property" shall have the meaning set forth in Section 4.13.

          "BCCM Intercompany Agreement" shall have the meaning set forth in Section 2.4(b).

          "BCCM Material Contracts" shall have the meaning set forth in Section 4.15(a).

          "BCCM Plans" shall have the meaning set forth in Section 4.16(a).

          "BCCM Real Property" shall have the meaning set forth in Section 4.12(a).

          "BCCM Statements" shall have the meaning set forth in Section 4.10(a).

          "Borrowed Money" shall mean any revolving credit or term loans but shall specifically exclude capital leases.

          "Capital Stock" shall mean any and all (i) shares, interest, units, participations or other equity equivalents of or equity interests (however designated) in capital stock of any Person including shares of preferred or preference stock, (ii) partnership interest (whether general or limited) in any Person which is a partnership, (iii) membership interests or limited liability company interests in any limited liability company, and (iv) other equity or ownership interests in any Person.

          "Capital Stock Assignment" shall be such assignment document executed by each of BCCM Holding and Crompton, effecting the BCCM Contribution and the Crompton Contribution, respectively, in the form attached hereto as Exhibit A.

          "Claim" shall mean any claim, counterclaim, demand, cause of action, notice of violation, order, or right to contribution or indemnification or other remedy made, asserted or prosecuted by or on behalf of any third party, including, without limitation, any Governmental Authority, employee, former employee, or their respective legal representatives, heirs, beneficiaries and estates.

          "Closing" shall have the meaning set forth in Section 8.1(a).

          "Closing Date" shall have the meaning set forth in Section 8.1(a).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Commerzbank" means Commerzbank A.G.

          "Common Membership Units" shall have the meaning specified in the Operating Agreement.

          "Consent" or "Consents" shall have the meaning set forth in Section 3.6.

          "Contributions" shall have the meaning set forth in Section 2.2.

          "Converted LLC" shall have the meaning set forth in the recitals.

          "Crompton" shall have the meaning set forth in the preamble.

          "Crompton Contribution" shall have the meaning set forth in Section 2.1.

          "Crompton Corporation Plans" shall have the meaning set forth in Section 3.16(b).

          "Crompton Exit Amount" shall have the meaning set forth in Section 7.5(a).

          "Crompton Indemnitees" shall have the meaning set forth in Section 7.2(a).

          "Crompton Management Services Agreement" shall mean the Management Services Agreement between NewCo and Crompton, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B.

          "Crompton Transition Services Agreement" shall mean the Corporate Transition Services Agreement between NewCo and Crompton, dated as of the Closing Date, in form and substance as shall be negotiated in good faith by, and acceptable to, each of Crompton and BCCM Holdings.

          "Damages" shall mean any and all obligations, liabilities, damages, penalties, deficiencies, losses and judgments, in each case after the application of any and all amounts recoverable under insurance contracts or similar arrangements and from third parties.

          "Davis-Standard" shall have the meaning set forth in the preamble.

          "Davis-Standard Assets" shall mean the Davis-Standard Real Property, Davis-Standard Equipment, inventories, contracts, records, Davis-Standard Intellectual Property, intangible property and Permits of Davis-Standard and all other assets of Davis-Standard or Converted LLC that are in existence at the Effective Time other than the Excluded Assets.

          "Davis-Standard Assumed Liabilities" shall have the meaning set forth in Section 7.2.

          "Davis-Standard Business" shall have the meaning set forth in the recitals.

          "Davis-Standard Consolidated Balance Sheet" means, with regard to any given date, the consolidated balance sheet of Davis-Standard, the French Subsidiary, U.K. Subsidiary and German Subsidiaries.

          "Davis-Standard Employees" shall have the meaning set forth in Section 3.9.

          "Davis-Standard Equipment" shall have the meaning set forth in Section 3.11(a).

          "Davis-Standard Excluded Assets" shall have the meaning set forth in Section 2.3.

          "Davis-Standard Excluded Liabilities" shall have the meaning set forth in Section 2.5(a).

          "Davis-Standard Intellectual Property" shall have the meaning set forth in Section 3.13.

          "Davis-Standard Intercompany Agreements" shall have the meaning set forth in Section 2.3(c).

          "Davis-Standard Foreign Intercompany Balance" means the amount (which may be a positive or negative number) equal to (i) the total amount owed by Crompton or any of its Affiliates (except NewCo or a subsidiary of NewCo) to the French Subsidiary, U.K. Subsidiary and the German Subsidiaries, as reflected on the Davis-Standard Consolidated Balance Sheet dated the Closing Date, less (ii) the total amount owed by the French Subsidiary, U.K. Subsidiary and the German Subsidiaries to Crompton or any of its Affiliates (except NewCo or a subsidiary of NewCo), as reflected on the Davis-Standard Consolidated Balance Sheet dated the Closing Date.

          "Davis-Standard Material Contracts" shall have the meaning set forth in Section 3.15(a).

          "Davis-Standard Owned Real Property" shall have the meaning set forth in Section 3.12(a).

          "Davis-Standard Plans" shall have the meaning set forth in Section 3.16(a)(i).

          "Davis-Standard Real Property" shall have the meaning set forth in Section 3.12(b).

          "Davis-Standard Real Property Leases" shall have the meaning set forth in Section 3.12(b).

          "Davis-Standard Statements" shall have the meaning set forth in Section 3.10(a).

          "Effective Time" shall mean 5:00 pm EST on the Closing Date.

          "Encumbrance" shall mean any lien, claim, charge, encumbrance, pledge, security interest or restriction of any nature whatsoever and, with respect to real property, shall include, without limitation, any mortgage, easement, covenant, rights of ingress or egress or adverse possession or claim.

          "Environment" shall mean any ambient, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, and real property and the physical buildings, structures, improvement and fixtures thereon, including, without limitation, the sewer, septic and waste treatment, storage or disposal systems servicing the properties.

          "Environmental Law" shall mean any Law relating to: (a) the Environment and related to pollution, contamination, cleanup, protection, and reclamation of the Environment; (b) any Release or threatened Release, including, without limitation, investigation, study, assessment, testing, monitoring, containment, removal, remediation, cleanup and abatement of such Release or threatened Release; or (c) the manufacture, processing, use, handling, transportation, treatment, storage or disposal of any Hazardous Substance.

          "Environmental Liabilities and Costs" shall mean any Damages arising from or relating to: (a) any Claim pursuant to Environmental Law for personal injury, property damage, damage to natural resources or the Environment, or threatened or actual Release (whether based on negligent acts or omissions, statutory liability, or strict liability without fault or otherwise); (b) any investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup or abatement of any threatened or actual Release, whether on-site or off-site, in connection with the Assets or the activities or operations conducted thereon; and (c) the failure at any time to comply with all applicable Environmental Laws, including without limitation: (i) any fines and penalties assessed, levied or asserted by a Governmental Authority; and (ii) any Damages necessary to enable compliance with all applicable Environmental Laws currently in effect and requiring compliance as of the Closing.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Liabilities" shall have the meaning set forth in Section 2.5.

          "French Subsidiary" shall have the meaning set forth in Section 5.9.

          "GAAP" shall mean generally accepted accounting principles for financial reporting in the United States and, applied, in the case of Davis-Standard, on a basis consistent with the basis on which the Davis-Standard Statements were prepared and, in the case of BCCM, on a basis consistent with the basis on which the BCCM Statements were prepared.

          "German Subsidiaries" shall have the meaning set forth in Section 3.4(a).

"Governmental Authority" shall mean any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state, local or foreign government or any subdivision, agency, commission, office or authority thereof, whether now or hereinafter in existence.

          "Hazardous Substance" shall mean any pollutant, contaminant, constituent, chemical, mixture, raw material, intermediate, product or by-product, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, urea formaldehyde foam insulation, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent listed or regulated under any Environmental Law.

          "HRCo" shall mean Hamilton Robinson LLC, a Delaware limited liability company.

          "HRCo Corporate Services Agreement" shall mean the Corporate Services Agreement between NewCo and HRCo, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C.

          "HRCo Investment Banking Agreement" shall mean the Investment Banking Agreement between NewCo and HRCo, dated as of the Closing Date, substantially in the form attached hereto as Exhibit D.

          "Keybank" means Keybank National Association.

          "Keybank Facility" means the $35,000,000 revolving credit facility with Keybank, and any amendments thereto.

          "Law" shall mean any law, statute, legislation, common law, regulation, rule, ordinance, by-law, code, order, treaty, convention, directive or other requirement of any Governmental Authority or any agreement with any Governmental Authority.

          "Losses" shall mean any and all claims, judgments, causes of actions, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses of counsel.

          "Management Members" shall have the meaning specified in the Operating Agreement.

          "Material Adverse Effect" shall mean (i) with respect to Davis-Standard (A) a material adverse effect on the business, financial condition, results of operations or properties of Davis-Standard, the German Subsidiaries, the French Subsidiary and the U.K. Subsidiary, taken as a whole or (B) the inability of Davis-Standard and Crompton to complete the Closing, in each case, other than due to any change, effect, event or occurrence relating to (1) the United States economy in general, (2) changes in legal or regulatory conditions that affect in general the businesses in which Davis-Standard and each of the German Subsidiaries, the French Subsidiary and the U.K. Subsidiary are engaged or (3) the industry or industries in which Davis-Standard, the German Subsidiaries, the French Subsidiary and the U.K. Subsidiary operate in general, and not specifically relating to Davis-Standard, the German Subsidiaries, the French Subsidiary or the U.K. Subsidiary, and (ii) with respect to BCCM (A) a material adverse effect on the business, financial condition, results of operations or properties of BCCM, or (B) the inability of BCCM and BCCM Holdings to complete the Closing, in each case, other than due to any change, effect, event or occurrence relating to (1) the United States economy in general, (2) changes in legal or regulatory conditions that affect in general the businesses in which BCCM is engaged or (3) the industry or industries in which BCCM operates in general, and not specifically relating to BCCM.

          "Material Contract" shall mean a Davis-Standard Material Contract or a BCCM Material Contract.

          "NewCo" shall have the meaning set forth in the preamble.

          "Occupational Safety and Health Law" shall mean any legal requirement designed to provide safe and healthful working conditions and to reduce or inform employees of occupational safety and health hazards, including the Occupational Safety and Health Act.

          "Operating Agreement" shall mean the amended and restated limited liability company agreement of NewCo, to be entered into by Crompton, BCCM Holdings and NewCo as of the Closing Date, substantially in the form attached hereto as Exhibit E.

          "Permits" shall mean any and all permits, authorizations, approvals, registrations, rights of way, orders, waivers, variances or other approvals and licenses (a) under any Law or (b) granted by any Governmental Authority.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other entity or any government or political subdivision or any agency, department or instrumentality thereof.

          "Proceeding" or "Proceedings" shall have the meaning set forth in Section 3.7.

          "Qualified Plan" shall have the meaning set forth in Section 3.16(a).

          "Records" shall mean, as to BCCM or Davis-Standard, as applicable, all customer lists, sales and business records, reports, survey documents, plans, data, records, drawings, diagrams, training manuals, correspondence, engineering, regulatory, Occupational Safety and Health Law, safety and environmental reports and documents, maintenance schedules, operating and production records, inventory records, copies of personnel records of employees, credit records of customers and other documents which relate, as applicable, to the BCCM Business or the Davis-Standard Business.

          "Related Agreements" shall mean the Operating Agreement, the Crompton Transition Services Agreement, the Crompton Management Services Agreement, the HRCo Investment Banking Agreement, and the HRCo Corporate Services Agreement.

          "Release" shall mean any spill, discharge, leak, emission, injection, escape, dumping, leaching, dispersal, emanation, migration, disposal or release of any kind whatsoever of any Hazardous Substance or noxious noise or odor, at, in, on, into or onto the Environment, including, without limitation, the movement of any Hazardous Substance through or in the Environment, the abandonment or discard of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Substance, or any release, emission or discharge as those terms are defined in any Environment Law.

          "Restricted Cash Amount" shall mean the amount in cash (denominated in either Euros or United States dollars) as of the Closing Date contributed periodically by Crompton on behalf of Davis-Standard, held in the name of the German Subsidiaries' bank account with Commerzbank in Germany and used as collateral to secure letters of credit issued by the German Subsidiaries and the U.K. Subsidiary.

          "Subsidiary" of a Person shall mean (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

          "Tax" or "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, transfer, payroll, goods and services, ad valorem, value-added or minimum tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the liability of any other Person for any of the foregoing.

          "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated Tax.

          "Termination Date" shall have the meaning set forth in Section 8.3.

          "Trafalgar APA" shall mean the Asset Purchase Agreement, dated May 18, 1994, between Crompton & Knowles Corporation and Trafalgar House, Inc.

          "Transfer Laws" shall have the meaning set forth in Section 5.13.

          "Treasury Regulations" shall mean the Income Tax Regulations promulgated and effective under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

          "U.K. Subsidiary" shall have the meaning set forth in Section 5.9.

          "Welfare Plan" shall have the meaning specified in Section 3.16(a).

ARTICLE II.

CONTRIBUTION

          2.1     Davis-Standard Contribution. Upon the terms and subject to the conditions of this Agreement, Crompton agrees to contribute to NewCo, and NewCo agrees to accept from Crompton, one hundred percent (100%) of the Capital Stock of Converted LLC in exchange for sixty-two and one half percent (62.5%) of the Common Membership Units of NewCo (the "Crompton Contribution").

          2.2     BCCM Contribution. Upon the terms and subject to the conditions of this Agreement, BCCM Holdings agrees to contribute to NewCo, and NewCo agrees to accept from BCCM Holdings one hundred percent (100%) of the Capital Stock of BCCM in exchange for thirty-seven and one half percent (37.5%) of the Common Membership Units of NewCo (the "BCCM Contribution" and together with the Crompton Contribution, the "Contributions").

          2.3     Davis-Standard Excluded Assets. The parties acknowledge and agree that prior to the Closing, Davis-Standard shall transfer to Crompton or an Affiliate of Crompton or terminate its rights and obligations in and to the following assets (the "Davis-Standard Excluded Assets") and such assets are specifically excluded from any contribution pursuant to this Agreement whether or not they would otherwise be included in assets held by Converted LLC:

               (a)     all rights of Davis-Standard or Crompton under this Agreement and all rights under any Related Agreements to which Crompton is a party;

               (b)     the Restricted Cash, excluded pursuant to Section 8.3(a)(iii);

               (c)     if a positive amount, all rights to the Davis-Standard Cash Balance; and

               (d)     all rights and obligations of Davis-Standard or Crompton under any agreements and arrangements, whether written or oral, between Davis-Standard and Crompton or an Affiliate of Crompton entered into prior to the Closing including without limitation those agreements and arrangements set forth on Schedule 2.3(c) (the "Davis-Standard Intercompany Agreements").

          2.4     BCCM Excluded Assets. The parties acknowledge and agree that prior to the Closing, BCCM shall transfer to BCCM Holdings or an Affiliate of BCCM Holdings or terminate its rights and obligations in and to the following assets (the "BCCM Excluded Assets")

and such assets are specifically excluded from any contribution pursuant to this Agreement whether or not they would otherwise be included in assets held by BCCM:

               (a)     all rights of BCCM or BCCM Holdings under this Agreement, and any rights under Related Agreements to which BCCM Holdings is a party; and

               (b)     all rights and obligations of BCCM under any agreements, whether written or oral, between BCCM and BCCM Holdings or an Affiliate of BCCM Holdings entered into prior to the Closing including without limitation those agreements set forth on Schedule 2.4(b) (the "BCCM Intercompany Agreements").

          2.5     Excluded Liabilities. Notwithstanding anything to the contrary contained in Section 2.5, it is expressly understood and agreed that there shall be excluded from the liabilities and obligations being assumed by NewCo hereunder the following liabilities and obligations (collectively, the "Excluded Liabilities") and that references herein to BCCM Assumed Liabilities and Davis-Standard Assumed Liabilities shall not include the Excluded Liabilities:

               (a)     With respect to Crompton or Davis-Standard, as applicable, (i) any liability of Crompton or Davis-Standard under this Agreement or any liability of Crompton under any Related Agreement to which it is a party, (ii) any liability for Taxes imposed on Davis-Standard, Converted LLC or NewCo with respect to periods of time during which Davis-Standard or Converted LLC was included in a consolidated or combined tax return with Crompton and which relate solely to Taxes assessed against Affiliates of Davis-Standard (other than the German Subsidiaries, the French Subsidiary or the U.K. Subsidiary) who were included in such consolidated or combined tax return, (iii) any liability owed by Davis-Standard to an Affiliate of Davis-Standard, other than a Subsidiary of Davis-Standard (including the German Subsidiaries, the French Subsidiary and U.K. Subsidiary), under a Davis-Standard Intercompany Agreement, (iv) any liability of Davis-Standard and Crompton for Borrowed Money, (v) any liability for severance obligations of Crompton or Davis-Standard described on Schedule 3.9, (vi) if a negative amount, any liability associated with the Davis-Standard Cash Balance ((i) through (vi) collectively, the "Davis-Standard Excluded Liabilities").

               (b)     With respect to BCCM Holdings or BCCM, as applicable, (i) any liability of BCCM Holdings or BCCM under this Agreement or any liability of BCCM Holdings under any Related Agreement to which it is a party (ii) any liability owed by BCCM to HRCo or an Affiliate of BCCM under a BCCM or HRCo Intercompany Agreement, at the Effective Time and (iii) any liability of BCCM for Borrowed Money ((i) through (iii) collectively, the "BCCM Excluded Liabilities").

          2.6     Assignment and Assumption.

               (a)     Davis-Standard hereby assigns, sells, transfers and sets over to Crompton all of Davis-Standard's right, title, benefit, privileges and interest in and to the Davis-Standard Excluded Assets, and all of Davis-Standard's burdens, obligations and liabilities in connection with, each of the Davis-Standard Excluded Liabilities. Crompton hereby accepts such assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Davis-Standard to be observed, performed, paid or discharged from and after the Closing, in connection with the Davis Standard Excluded Liabilities.

               (b)     BCCM hereby assigns, sells, transfers and sets over to BCCM Holdings all of BCCM's right, title, benefit, privileges and interest in and to the BCCM Excluded Assets, and all of BCCM's burdens, obligations and liabilities in connection with, each of the BCCM Excluded Liabilities. BCCM Holdings hereby accepts such assignment and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of BCCM to be observed, performed, paid or discharged from and after the Closing, in connection with the BCCM Excluded Liabilities.

          2.7     Benefits. Except as otherwise expressly provided in the Crompton Transition Services Agreement, NewCo shall not be a participating employer and no employees of NewCo shall be eligible to continue to be active participants in any employee benefit plan maintained by Crompton Corporation.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF DAVIS-STANDARD AND CROMPTON

           Except as expressly provided in the Disclosure Schedule by reference to this Article III, each of Davis-Standard and Crompton, as applicable, represents and warrants to BCCM and NewCo as follows:

          3.1     Organization. (a) Davis-Standard is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on the Davis-Standard Business as now conducted. Davis-Standard is duly qualified, authorized or licensed to conduct the Davis-Standard Business as a Delaware corporation and, where applicable, is in good standing under the Laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, authorization or license, except where the failure to be so qualified would not have a Material Adverse Effect.

               (b)     Crompton is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.

               (c)     As of the Closing Date, Converted LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The copies of the Certificate of Conversion of the Converted LLC and the limited liability company agreement of Converted LLC, that have been delivered to BCCM Holdings as of the Closing Date are complete and correct and such Certificate of Conversion and limited liability company agreement are in full force and effect, and there have been no amendments or modifications thereto either made and/or approved.

          3.2     Authority; Enforceability. (a) Davis-Standard has the corporate power and authority to enter into this Agreement and each of the Related Agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of Davis-Standard and no other corporate proceeding on the part of Davis-Standard is necessary to authorize the execution or delivery of this Agreement or any of the Related Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby. With respect to Davis-Standard, each of this Agreement and the Related Agreements to which it is a party is, or upon its execution and delivery will be, legal, valid, binding and enforceable in accordance with its terms.

               (b)     Crompton has the corporate power and authority to enter into this Agreement and each of the Related Agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Crompton, and no other corporate proceeding on the part of Crompton is necessary to authorize the execution or delivery of this Agreement or any of the Related Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby. With respect to Crompton, each of this Agreement and the Related Agreements to which it is a party is, or upon its execution and delivery will be, legal, valid, binding and enforceable in accordance with its terms.

          3.3     No Breach. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement, any applicable Related Agreements and the consummation of the transactions contemplated hereby and thereby does not and will not (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Davis-Standard or Crompton, (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which with notice, lapse of time, or both, would constitute a default or event of default under the terms of, any Davis-Standard Material Contract or Permit to which Davis-Standard is a party or by which it or its securities, properties or businesses (including, but not limited to, the Davis-Standard Business) are bound, (iii) result in the creation of any liens upon any of the Davis-Standard Assets or (iv) constitute a violation by Davis-Standard or Crompton of any judgment or ruling of any Governmental Authority.

          3.4     Capitalization of Davis-Standard; Subsidiaries. (a) The authorized Capital Stock and number of issued and outstanding shares of Capital Stock of Davis-Standard are as set forth on Schedule 3.4. Crompton owns all of the issued and outstanding shares of Capital Stock of Davis-Standard. No shares of Capital Stock are held in Davis-Standard's treasury. The Capital Stock of Davis-Standard constitute all of the issued and outstanding shares of Capital Stock of Davis-Standard, and all of the Capital Stock has been duly authorized and validly issued, are fully paid and non-assessable and are owned of record and beneficially by Crompton. Davis-Standard does not have any authorized class of Capital Stock other than its common stock. The Capital Stock has been issued and sold in full compliance with all applicable federal and state securities laws. The Capital Stock is not bound by or subject to any proxy, agreement, voting trust or other restriction regarding the voting thereof. Davis-Standard holds all of the issued and outstanding Capital Stock of Davis-Standard (Deutschland) GmbH (Germany), a German limited liability company (GmbH), which in turn holds all of the issued and outstanding

Capital Stock in Davis-Standard GmbH (Germany), a German limited liability company (GmbH) (collectively, the "German Subsidiaries"). As of the date hereof, Davis-Standard neither owns nor has owned any shares of Capital Stock or other securities of, or any other interest in, nor does Davis-Standard control or has it controlled, directly or indirectly, any other Person other than the German Subsidiaries.

               (b)     As of the Closing Date, Converted LLC holds all of the allotted and issued Capital Stock of the U.K. Subsidiary and the French Subsidiary and all of such Capital Stock has been duly authorized and validly issued, is fully paid-up and is legally and beneficially owned by Converted LLC. Neither the U.K. Subsidiary nor the French Subsidiary has any authorized class of Capital Stock other than its ordinary shares. Such Capital Stock has been issued and sold in full compliance with all applicable securities laws. Such Capital Stock is not bound by or subject to any proxy, agreement, voting trust or other restriction regarding the voting thereof. As of the Closing Date, Converted LLC neither owns nor has owned any shares of Capital Stock or other securities of, or any other interest in, nor does Davis-Standard control or has it controlled, directly or indirectly, any other Person other than the German Subsidiaries, the U.K. Subsidiary and the French Subsidiary.

          3.5     No Rights to Purchase or Register Stock. No person, firm or corporation has any written or oral agreement, option, warrant, call, understanding, commitment, or any right or privilege capable of becoming a binding agreement for the acquisition of shares of any Capital Stock of Davis-Standard or the German Subsidiaries, the U.K. Subsidiary or the French Subsidiary. Except as provided by this Agreement, neither Davis-Standard nor Crompton has otherwise agreed to issue or sell any shares of Davis-Standard's Capital Stock. Davis-Standard is not obligated directly, indirectly or contingently to purchase any shares of its Capital Stock, and since January 1, 1995, Davis-Standard has not, directly or indirectly, repurchased any shares of its Capital Stock.

          3.6     Consents. Except as set forth on Schedule 3.6, no material consent, waiver, approval, authorization, exemption, registration, license or declaration (each a "Consent" and collectively, "Consents") of or by, or filing with, any other Person (including, but not limited to, any Governmental Authority) is required with respect to Davis-Standard or Crompton in connection with the execution, delivery or enforceability of this Agreement or the Related Agreements to which it is a party or the consummation of any of the transactions provided for hereby or thereby; provided, however, that nothing in this Section 3.6 shall constitute a representation, warranty or guarantee by Davis-Standard that NewCo will be able to obtain the consent or agreement of any third party to the assignment or sublease to NewCo of any Permits required for conducting the Davis-Standard Business, any contracts of Davis-Standard or other assets of Davis-Standard.

          3.7     Actions and Proceedings. Except as set forth on Schedule 3.7, no action, suit, or legal, administrative or arbitration proceeding, prosecution or investigation (each a "Proceeding" and collectively, "Proceedings") affecting either Davis-Standard or Crompton is pending or, to Davis-Standard's or Crompton's knowledge, threatened or contemplated before any court, arbitrator, Governmental Authority or similar body to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with or affecting the Davis-Standard Assets, the Davis-Standard Business, the execution of this Agreement or any applicable Related

Agreements or any of the transactions contemplated hereby or thereby which could have, or could reasonably be expected to have, a Material Adverse Effect.

          3.8     Brokers. Neither Crompton nor any Person acting on behalf of Crompton or its Affiliates has employed any broker, finder or investment banker incurred any liability for any brokerage fees, commissions, finders' fees or similar fees in connection with the transactions contemplated herein for which any other party hereto shall be liable.

          3.9     Employee Matters. (a) Schedule 3.9 sets forth a list of all of the employees of Davis-Standard (the "Davis-Standard Employees"). Except as set forth on Schedule 3.9, Davis-Standard has no written employment contract or collective bargaining agreement with any of the Davis-Standard Employees, their agents, unions or other representatives. There are no material disputes, employee grievances or disciplinary actions pending or threatened by or between Davis-Standard and any of the Davis-Standard Employees. With respect to the Davis-Standard Employees, Davis-Standard has complied in all material respects with all provisions of all Laws relating to the employment of labor and has no material liability for any arrears of wages or taxes or penalties for failure to comply with any such law or for any severance or termination payments of any type. Except as set forth on Schedule 3.9, no election or Proceeding relating to the labor relations of Davis-Standard is pending or threatened. Except as set forth on Schedule 3.9, there are no current or pending workers' compensation claims involving Davis-Standard.

               (b)     Davis-Standard has not violated any Law regarding the terms and conditions of employment of any Davis-Standard Employees or other labor related matters with respect to the Davis-Standard Employees, including, without limitation, Laws relating to discrimination, fair labor standards, Occupational Safety and Health Law, wrongful discharge or violation of personal rights of employees or prospective employees which, taken alone or together with any other such violation or violations, would reasonably be expected to have a Material Adverse Effect.

          3.10    Financial Statements and Condition. (a) Attached hereto as Schedule 3.10(a) are unaudited balance sheets and income statements of Davis-Standard as of and for the fiscal year ended December 31, 2004, and an unaudited balance sheet and income statement for the two months ended February 28, 2005. Such statements and the notes thereto (collectively, the "Davis-Standard Statements") were prepared by Davis-Standard on a consistent basis in accordance with the systems and procedures of accounting used by Davis-Standard during such years for the preparation of internal management reports and present the information contained therein in accordance with GAAP.

               (b)     Except as set forth on Schedule 3.10(b) or otherwise contemplated in this Agreement, since February 28, 2005, the Davis-Standard Business has been conducted in the ordinary course of business consistent with past practice.

          3.11    Equipment. (a) Schedule 3.11(a) contains a complete and accurate list of all material equipment, machinery, vehicles (including trucks, tractors and trailers), spare parts, furniture, fixtures, and similar items of personal property owned or used by Davis-Standard with a value in excess of one hundred thousand dollars ($100,000) (the "Davis-Standard Equipment"). Except as set forth on Schedule 3.11(a), Davis-Standard has the unrestricted right to sell and transfer, and upon consummation of the transactions contemplated hereby, NewCo will receive, good and marketable title to the Davis-Standard Equipment, free and clear of all Encumbrances.

               (b)     The Davis-Standard Equipment listed on Schedule 3.11(b) is in as-is, where-is condition.

          3.12    Title to Real Property. (a) Schedule 3.12(a) contains a complete and accurate list of all real property which Davis-Standard, the German Subsidiaries, the U.K. Subsidiary and the French Subsidiary own and real property which Crompton owns that is used in connection with the Davis-Standard Business (the "Davis-Standard Owned Real Property"). Crompton or Davis-Standard, as applicable, has good, marketable and indefeasible title in fee simple to the Davis-Standard Owned Real Property free and clear of all Encumbrances, except as set forth on Schedule 3.12(a).

               (b)     Schedule 3.12(b) contains a complete list of the real property which is leased by Davis-Standard, the German Subsidiaries, the U.K. Subsidiary and the French Subsidiary (the "Davis-Standard Real Property Leases" and, together with the Davis-Standard Owned Real Property, the "Davis-Standard Real Property") and identifies, for each Davis-Standard Real Property Lease, the parties thereto and provides a summary of the material terms thereof. Davis-Standard has good and marketable title to, and actual and exclusive possession of, the leasehold estates in all Davis-Standard Real Property Leases, in each case free and clear of all Encumbrances other than (i) mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business; (ii) liens for Taxes not yet payable and for Taxes being contested in good faith; (iii) Encumbrances arising out of, under or in connection with this Agreement; (iv) Encumbrances and imperfections of title, the existence of which would not materially affect the use of the property subject thereto, consistent with past practice; and (v) Encumbrances disclosed on Schedule 3.12(a). Except as set forth on Schedule 3.12(b), none of the property covered by the Davis-Standard Real Property Leases is subject to any lease, sublease, license or other agreement granting to any Person other than Davis-Standard any right to the use, occupancy or enjoyment of such property or any part thereof.

               (c)     Except as set forth on Schedule 3.12(c), Davis-Standard has all certificates of occupancy and other material Permits necessary for the current use and operation by Davis-Standard of the Davis-Standard Real Property.

               (d)     Except as set forth on Schedule 3.12(d), to Davis-Standard's knowledge, no part of any of the Davis-Standard Real Properties is subject to any building or use restriction that would restrict or prevent the present use and operation of such Davis-Standard Real Property and the Davis-Standard Real Property is properly and duly zoned for its current use by Davis-Standard and the continuation of such use by NewCo following the Closing, and such current use is in all respects a conforming use by Davis-Standard.

               (e)     Except as set forth on Schedule 3.12(e), there does not exist any actual or, to the knowledge of Davis-Standard, threatened or contemplated condemnation or eminent domain proceedings that affect any Davis-Standard Real Property or any part thereof, and Davis-

Standard has not received any notice, oral or written, of the intention of any Governmental Authority or other Person to make or use all or any part thereof.

               (f)     All material improvements included within the Davis-Standard Real Property are in as-is, where-is condition. Except as set forth in Schedule 3.12(f), all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving each Davis-Standard Real Property are installed and operating and, to Davis-Standard's knowledge, are sufficient to enable such Davis-Standard Real Property to continue to be used and operated in the manner currently being used and operated.

               (g)     Except as set forth on Schedule 3.12(g), each Davis-Standard Real Property has rights of access to public way and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service each Davis-Standard Real Property for its current use. Except as set forth on Schedule 3.12(g), all public utilities necessary or convenient to the full use and enjoyment of each Davis-Standard Real Property are located in the public right-of-way abutting such Davis-Standard Real Property, and, to Davis-Standard's knowledge, all such utilities are connected so as to serve the Davis-Standard Real Property without passing over other property. Except as set forth on Schedule 3.12(g), all roads and railroads necessary for the use of each Davis-Standard Real Property for its current purpose have been completed and (if appropriate) dedicated to public use and accepted by all Governmental Authorities.

               (h)     Except as set forth on Schedule 3.12(h), to Davis-Standard's knowledge, each Davis-Standard Real Property is comprised of one or more parcels, each of which constitutes a separate tax lot and does not constitute a portion of any other tax lot not part of such Davis-Standard Real Property.

               (i)     Except as set forth on Schedule 3.12(i), none of the Davis-Standard Real Properties are located in a flood hazard area as defined by the Federal Insurance Administration.

          3.13    Intellectual Property. (a) Schedule 3.13(a) sets forth an accurate and complete list of all patents, patent applications, licenses, trademarks, trade names, service marks and registered copyrights and all pending applications for the same (together with all proprietary know-how) owned, licensed or possessed by Davis-Standard (the "Davis-Standard Intellectual Property"). Except as set forth on Schedule 3.13(a), to Davis-Standard's knowledge, there are no adverse claims or demands, including any Proceedings, of any Person pertaining to the Davis-Standard Intellectual Property. Davis-Standard Intellectual Property that is necessary for the conduct of its business as now being conducted consists solely of items and rights that are either: (i) owned solely by Davis-Standard; (ii) in the public domain; or (iii) rightfully used and authorized for use by Davis-Standard and its successors pursuant to a valid license. Davis-Standard is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of Davis-Standard 's obligations hereunder or the consummation of the transactions contemplated herein, will Davis-Standard be, in violation of any license, sublicense or other agreement relating to any Davis-Standard Intellectual Property to which Davis-Standard is a party or otherwise bound and which violation would have a Material Adverse Effect. To the extent Davis-Standard or its Affiliates owns Davis-Standard Intellectual Property, to the knowledge of Davis-Standard and Crompton the use of such Davis-Standard Intellectual Property by Davis-Standard and, to the knowledge of Davis-Standard and

Crompton, the use of such Davis-Standard Intellectual Property by Davis-Standard's customers, does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any person, which infringement, if prosecuted, would have a Material Adverse Effect.

               (b)     Except as set forth on Schedule 3.13(b), no claims (i) challenging the validity, effectiveness, or ownership by Davis-Standard of any Davis-Standard Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Davis-Standard infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against Davis-Standard or, to the knowledge of Crompton and Davis-Standard, are threatened by any Person nor to the knowledge of Crompton or Davis-Standard are there any valid grounds for any bona fide claim of any such kind. Except as set forth on Schedule 3.13(b), there are no Proceedings or court orders, or other governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Davis-Standard Intellectual Property, other than review of pending applications for patents or trademarks, and Davis-Standard is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Authority or any other Person. To the knowledge of Davis-Standard and Crompton, all granted or issued patents and mask works and all registered trademarks owned by Davis-Standard and all copyright registrations held by Davis-Standard are valid, enforceable and subsisting. To the knowledge of Davis-Standard and Crompton, there is no unauthorized use, infringement, or misappropriation of any Davis-Standard Intellectual Property by any third party, employee or former employee.

          3.14    Compliance with Legal Requirements. (a) Except as set forth on Schedule 3.14(a), Davis-Standard has not received written notice that it is in violation of the terms of any Permits applicable to the Davis-Standard Business or the Davis-Standard Assets which has not been remedied by Davis-Standard.

               (b)     Except as set forth on Schedule 3.14(b), Davis-Standard has not received written notice from any Governmental Authority having jurisdiction alleging that Davis-Standard is in violation or default with respect to any Law applicable to the Davis-Standard Business or to the Davis-Standard Assets which has not been remedied by Davis-Standard.

          3.15    Davis-Standard Material Contracts. (a) Schedule 3.15(a) sets forth a complete list of (i) all customer contracts for which there is a receivable due Davis-Standard, (ii) all customer contracts for orders not yet shipped, (iii) all vendor contracts related to the Davis-Standard Business (exclusive of any Davis-Standard Excluded Assets) which require payments in excess of $300,000 annually, or which vendor contracts are otherwise material to the Davis-Standard Business, and (iv) all sales representative contracts between Davis-Standard and its sales representatives (the "Davis-Standard Material Contracts"), complete and accurate copies of which have been given or made available to BCCM.

               (b)     Except as set forth on Schedule 3.15(b), each Davis-Standard Material Contract listed on Schedule 3.15(a) is in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as set forth in Schedule 3.15(b), there is no default or claim of default under any Davis-Standard Material Contract listed therein and, to Davis-Standard's knowledge, no event has occurred, or is reasonably expected to occur (including without limitation the consummation of the transactions contemplated by this Agreement), that, with the passage of time or the giving of notice or both, would constitute a default by Davis-Standard or any other party thereto under any Davis-Standard Material Contract, or would permit modification, acceleration or termination of any Davis-Standard Material Contract, or result in the creation of any lien on any of the Davis-Standard Assets, other than such defaults, claims or events as would not have a Material Adverse Effect.

          3.16    Pension Plans, Benefits, etc. (a) Davis-Standard. (i) Schedule 3.16(a)(i) lists all employee welfare benefit plans as defined in Section 3(1), and all employee pension benefit plans as defined in Section 3(2) of ERISA, that are maintained for the benefit of any of the Davis-Standard Employees by Davis-Standard in its name, and all material plans, programs, arrangements, contracts, collective bargaining agreements and established working practices providing for present and future payments of any kind to any Davis-Standard Employees or dependents or beneficiaries thereof. Such plans are referred to herein as the "Davis-Standard Plans." Each Davis-Standard Plan is identified in Schedule 3.16(a)(i), if applicable, as a qualified plan if it is qualified under Section 401(a) of the Code (a "Qualified Plan") or an employee welfare benefit plan, as defined in Section 3(1) of ERISA (a "Welfare Plan").

      (ii)     Except as set forth in Schedule 3.16(a)(ii), with respect to each Davis-Standard Plan, there has been delivered or made available to BCCM: (1) a copy of the annual report, if required under ERISA, with respect to each such Davis-Standard Plan for the last year for which a report was filed and a copy of each summary plan description, if applicable, or other plan description; (2) a copy of the Davis-Standard Plan or, if the Davis-Standard Plan is embodied entirely in an insurance policy to which Davis-Standard is a party, a copy of such insurance policy and the summary plan description, together with each summary of material modifications required under ERISA with respect to such Davis-Standard Plan subsequent to the summary plan description; and (3) if the Davis-Standard Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statement thereof.

      (iii)     Except for the Davis-Standard Plans and except as set forth on Schedule 3.16(a)(iii), Davis-Standard does not maintain or contribute to, or have any obligation to contribute to, any material plan, program, arrangement, agreement or commitment with respect to the Davis-Standard Employees.

      (iv)     No Davis-Standard Plan is a "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA.

      (v)     Except as set forth on Schedule 3.16(a)(v), (1) no event has occurred with respect to any Davis-Standard Plan that would reasonably be expected to result in any material liability under ERISA, the Code or any other Law applicable to such plan or under any agreement, instrument, or Law pursuant to or under which Davis-Standard has agreed to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such Law; (2) no amendment to any of the Davis-Standard Plans is in process, except as necessary to effectuate the transactions contemplated by this Agreement; (3) none of the Davis-Standard Plans is subject to any pending claim (other than routine claims for benefits), which claims would have, or could reasonably be expected to have, a Material Adverse Effect and (4) with respect to each Davis-Standard Plan that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within 30 days of such event) has occurred, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Davis-Standard Plan, and (iii) there is no "unfunded current liability" (within the meaning of Section 302(d)(8)(A) of ERISA).

      (vi)     Except as set forth on Schedule 3.16(a)(vi), no Davis-Standard Plan provides benefits, including death and medical benefits, with respect to any Davis-Standard Employees beyond their retirement or other termination of service other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (2) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (3) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (4) benefits in the nature of severance pay.

               (b)     Crompton Corporation.  Schedule 3.16(b) lists all employee welfare benefit plans as defined in Section 3(1), and all employee pension benefit plans as defined in Section 3(2) of ERISA, that are maintained by Crompton Corporation in its name for the benefit of any of the Davis-Standard Employees, and all material plans, programs, arrangements, contracts, collective bargaining agreements and established working practices by Crompton Corporation in its name providing for present and future payments of any kind to any Davis-Standard Employees or dependents or beneficiaries thereof. Such plans are referred to herein as the "Crompton Corporation Plans." Each Crompton Corporation Plan is identified in Schedule 3.16(b), if applicable, as a Qualified Plan or as a Welfare Plan.

          3.17    Labor Disputes. Except as set forth on Schedules 3.9 or 3.17, there is not pending or, to the knowledge of Davis-Standard, threatened, any labor litigation, claim or dispute affecting any Davis-Standard Plan or any Davis-Standard Employees (other than routine claims for benefits), which would have, or could reasonably be expected to have, a Material Adverse Effect.

          3.18    Absence of Certain Changes. Except as provided for or permitted by this Agreement or as set forth on Schedule 3.18, since February 28, 2005, the Davis-Standard

Business has been operated and the Davis-Standard Assets have been used or held by Davis-Standard only in the ordinary course of business and there have been no material capital expenditures, material changes in financial condition or prospects, material damage or destruction to or affecting the Davis-Standard Assets, revaluation of the Davis-Standard Assets, sales or other dispositions of capital assets, increases in salaries or other compensation payable to the Davis-Standard Employees or amendments or terminations of material contracts or waivers of material rights which would have, or could reasonably be expected to have, a Material Adverse Effect. Moreover, except as set forth on Schedule 3.18, since February 28, 2005, there has been no material change in the accounting methods or practices or in the depreciation or amortization policies or rates adopted or followed by, as applicable, Davis-Standard or Crompton.

          3.19    Insurance, Bonds, Letters of Credit. Schedule 3.19 sets forth a list of all material insurance policies, bonds, letters of credit or similar documents held by Davis-Standard or by Crompton in connection with the Davis-Standard Business. To Davis-Standard or Crompton's knowledge, such policies, bonds, letters of credit and similar documents are in full force and effect and provide the coverage required under the obligations to which they relate.

          3.20    Environmental Matters. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 3.20 shall be the exclusive representations and warranty provisions governing Environmental Matters. Except as set forth on Schedule 3.20:

               (a)     To the knowledge of Davis-Standard, the Davis-Standard Business is in compliance in all material respects with all applicable Environmental Laws;

               (b)     To the knowledge of Davis-Standard, with respect to the Davis-Standard Business, Davis-Standard has obtained all material Permits required pursuant to Environmental Law and such Permits are in full force and effect. To the knowledge of Davis-Standard, the Davis-Standard Business is in compliance in all material respects with the terms and conditions of such Permits;

               (c)     to Davis-Standard's knowledge, no material Release at, in, on, under, affecting or migrating to or from the Davis-Standard Real Property has occurred at any time and no material amount of a Hazardous Substance has been intentionally disposed of at, in, on or under the Davis-Standard Real Property. To Davis-Standard's knowledge, none of the Davis-Standard Real Property presently requires or previously required interim status or a hazardous waste permit for the treatment, storage or disposal of hazardous waste pursuant to the Resource Conservation and Recovery Act, as amended, or pursuant to any state hazardous waste statute or regulation;

               (d)     to the knowledge of Davis-Standard (i) all solid wastes and hazardous wastes, including, without limitation, Hazardous Substances, generated or present at the Davis-Standard Assets have been at all times and are on the date hereof stored, treated, recycled or disposed of at off-site facilities; (ii) Davis-Standard has not received any written notice indicating that such facilities have been placed or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System, or their state equivalents; and (iii) Davis-Standard has not been notified that it has been identified as a potentially responsible party respecting such off-site storage, treatment, recycling or disposal;

               (e)     to the knowledge of Davis-Standard, there is (i) no pending or proposed changes to applicable Permits issued pursuant to Environmental Law which would have a Material Adverse Effect and (ii) pending or proposed action by any Governmental Authority which would result in the revocation or material amendment of the terms of any permits, the material increase of any fees (or the assessment of any material additional or new fees) payable by Davis-Standard, in connection with the disposal of wastewater or solid wastes from Davis-Standard's plants, or any other material change in Davis-Standard's ability to dispose of wastewater or solid waste from its plants, or its costs associated therewith.

               (f)     Crompton Corporation is the successor to Crompton & Knowles Corporation, a Massachusetts corporation and the "Buyer" pursuant to the Trafalgar APA. To the knowledge of Crompton and Davis-Standard, none of Crompton, Davis-Standard nor any Affiliate of Crompton has taken any action to void, impair or otherwise alter the rights to indemnification under Section 8.4 of the Trafalgar APA.

          3.21    Relationships with Affiliates. Schedule 3.21 sets forth a complete description of all material business relationships maintained between Davis-Standard and its Affiliates (including, without limitation, business relationships between Davis-Standard and other divisions and/or profit centers of Crompton) in connection with the conduct of the Davis-Standard Business, including those business relationships that are not conducted on an arms-length basis.

          3.22    Taxes. (a) Except as set forth in Schedule 3.22, each of Davis-Standard and its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations. Except as set forth in Schedule 3.22, all such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. Except as set forth in Schedule 3.22, all Taxes due and owing by any of Davis-Standard and its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither Davis-Standard nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of Davis-Standard and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Davis-Standard or any of its Subsidiaries.

               (b)     Each of Davis-Standard and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (c)     Schedule 3.22(c) lists all federal, state, local, and foreign Tax Returns filed with respect to any of Davis-Standard and its Subsidiaries for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Davis-Standard has delivered to BCCM Holdings correct and complete copies of each Form 1120 of Davis-Standard with respect to Crompton's consolidated federal income tax returns filed for taxable years 2000, 2001, 2002 and 2003.

               (d)     Except as set forth in Schedule 3.22(d), neither Davis-Standard nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (e)     Neither Davis-Standard nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither Davis-Standard nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Neither Davis-Standard nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement with any party other than Crompton Corporation or its Affiliates (other than Davis-Standard and its Subsidiaries). None of the Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person (other than any of Davis-Standard and its Subsidiaries) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (f)     None of Davis-Standard and its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

          3.23    Disclosure of all Material Matters. No statement of fact made by either of Crompton or Davis-Standard and set forth in this Agreement (including without limitation all information in the Davis-Standard Statements and the other Schedules, Exhibits, and attachments hereto, taken as a whole) or delivered by Crompton or Davis-Standard at the Closing is false or misleading in any material respect, and this Agreement (including, without limitation all information in the Davis-Standard Statements and the other Schedules, Exhibits, and attachments hereto, taken as a whole) or any information delivered by Davis-Standard or Crompton at the Closing does not omit to state a material fact necessary in order to make any such statement made or information disclosed, in the light of the circumstances under which it was made or disclosed, not misleading.

          3.24    DISCLAIMER. THE WARRANTIES OF DAVIS-STANDARD AND CROMPTON IN THIS ARTICLE III ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER IMPLIED WARRANTY OF QUALITY.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BCCM AND BCCM HOLDINGS

Except as expressly provide in the Disclosure Schedule by reference to this Article IV, each of BCCM Holdings and BCCM represents and warrants to Crompton, Davis-Standard and NewCo that:

          4.1     Organization. (a) BCCM is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has full corporate power and authority to own and operate its properties and to carry on the BCCM Business as now conducted. BCCM is in good standing under the Laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, authorization or license, except where the failure to be so qualified would not have a Material Adverse Effect.

               (b)     BCCM Holdings is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. The copy of the Certificate of Incorporation of the company, that has been delivered to Crompton is complete and correct and such Certificate of Incorporation is in full force and effect and there have been no amendments or modifications thereto either made and/or approved.

          4.2     Authority; Enforceability. BCCM has the corporate power and authority to enter into this Agreement and each of the Related Agreements to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the sole member of BCCM, BCCM Holdings, and no other corporate proceeding on the part of BCCM or its Affiliates is necessary to authorize the execution or delivery of this Agreement or any of the Related Agreements to which it is a party or the consummation of any of the transactions contemplated hereby or thereby. With respect to BCCM, each of this Agreement and the Related Agreements to which it is a party is, or upon its execution and delivery will be, legal, valid, binding and enforceable in accordance with its terms.

          4.3     No Breach. Except as set forth on Schedule 4.3, the execution and delivery of this Agreement, any applicable Related Agreements and the consummation of the transactions contemplated hereby and thereby does not and will not (i) conflict with or violate any provision of the Certificate of Formation or operating agreement of BCCM, (ii) violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which with notice, lapse of time, or both, would constitute a default or event of default under the terms of, any BCCM Material Contract or Permit, (iii) result in the creation of any liens upon any of the BCCM Assets or (iv) constitute a violation by BCCM of any judgment or ruling of any Governmental Authority.

          4.4     Capitalization of BCCM and NewCo; No Subsidiaries. The authorized Capital Stock and number of issued and outstanding membership interests of Capital Stock of BCCM are as set forth on Schedule 4.4(a). BCCM Holdings owns all of the issued and outstanding membership interests of Capital Stock of BCCM. No membership interests of Capital Stock are held in BCCM's treasury. Such Capital Stock constitutes all of the issued and outstanding membership interests of Capital Stock of BCCM, and all of the Capital Stock has been duly authorized and validly issued, is fully paid and non-assessable and is owned of record and beneficially by BCCM Holdings. The membership interests of Capital Stock of BCCM have been issued and sold in full compliance with all applicable federal and state securities laws. The membership interests of Capital Stock of BCCM are not bound by or subject to any proxy, agreement, voting trust or other restriction regarding the voting thereof.

               (b)     Immediately prior to Closing, BCCM Holdings will be the sole owner, beneficially and of record, of the Common Membership Units of NewCo free and clear of all Liens. As of the Closing Date, NewCo has full power to issue the Common Membership Interest as provided herein to Crompton without first obtaining the consent or approval of any Person other than BCCM Holdings. As of the date that NewCo is formed and as of the Closing Date, BCCM Holdings owns good and marketable title to its Common Membership Interests, free and clear of any and all Liens and is exclusively entitled to possess and dispose of the Common Membership Interests. At the Closing, Crompton will receive from NewCo good and marketable title to the Common Membership Interests, free and clear of any and all Liens, and Crompton and BCCM Holdings shall become the sole owners of the Common Membership Interests of NewCo.

          4.5     No Rights to Purchase or Register Stock. No person, firm or corporation has any written or oral agreement, option, warrant, call, understanding, commitment, or any right or privilege capable of becoming a binding agreement for the acquisition of membership interests of any Capital Stock of BCCM. Except as provided by this Agreement, neither BCCM nor BCCM Holdings has otherwise agreed to issue or sell any membership interests of BCCM's Capital Stock. BCCM is not obligated directly, indirectly or contingently to purchase any membership interests of its Capital Stock and BCCM has not, directly or indirectly, repurchased any membership interests of its Capital Stock.

          4.6     Consents. Except as set forth on Schedule 4.6, no material Consent of or by, or filing with, any other Person (including, but not limited to, any Governmental Authority) is required with respect to BCCM in connection with the execution, delivery or enforceability of this Agreement or the Related Agreements to which it is a party or the consummation of any of the transactions provided for hereby or thereby; provided, however, that nothing in this Section 4.6 shall constitute a representation, warranty or guarantee by BCCM that NewCo will be able to obtain the consent or agreement of any third party to the assignment or sublease to NewCo of any Permits required for conducting the BCCM Business, BCCM Assumed Contracts or other BCCM Assets.

          4.7     Actions and Proceedings. Except as set forth on Schedule 4.7, no Proceeding affecting BCCM is pending or, to BCCM's knowledge, threatened or contemplated before any court, arbitrator, Governmental Authority or similar body to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with or affecting the BCCM Assets, the BCCM Business, the execution of this Agreement or any Related Agreements or any of the transactions contemplated hereby or thereby which would have, or could reasonably be expected to have, a Material Adverse Effect.

          4.8     Brokers. Except as set forth on Schedule 4.8 hereto, neither BCCM nor any Person acting on behalf of BCCM or its Affiliates has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees in connection with the transactions contemplated herein for which any other party hereto shall be liable.

          4.9     Employee Matters. (a) Schedule 4.9(a) sets forth a list of all of the employees of BCCM (the "BCCM Employees"). Except as set forth on Schedule 4.9(a), BCCM has no written employment contract or collective bargaining agreement with any of the BCCM Employees, their agents, unions or other representatives. There are no material disputes, employee grievances or disciplinary actions pending or threatened by or between BCCM and any of the BCCM Employees. With respect to the BCCM Employees, BCCM has complied in all material respects with all provisions of all Laws relating to the employment of labor and has no material liability for any arrears of wages or taxes or penalties for failure to comply with any such law or for any severance or termination payments of any type. No election or Proceeding relating to the labor relations of BCCM is pending or threatened. Except as set forth on Schedule 4.9(a), there are no current or pending workers' compensation claims involving BCCM.

               (b)     BCCM has not violated any Law regarding the terms and conditions of employment of any BCCM Employees or other labor related matters with respect to the BCCM Employees, including, without limitation, Laws or regulations relating to discrimination, fair labor standards, Occupational Safety and Health Law, wrongful discharge or violation of personal rights of employees or prospective employees which, taken alone or together with any other such violation or violations, would reasonably be expected to have a Material Adverse Effect.

          4.10     Financial Statements and Conditions. (a) Attached hereto as Schedule 4.10(a) are unaudited balance sheets and income statements of BCCM as of and for the fiscal year ended March 31, 2004, and an unaudited balance sheet and income statement for the eleven months ended February 28, 2005. Such statements and the notes thereto (collectively, the "BCCM Statements") were prepared by BCCM on a consistent basis in accordance with the systems and procedures of accounting used by BCCM during such years for the preparation of internal management reports and present the information contained therein in accordance with GAAP.

               (b)     Since February 28, 2005, the BCCM Business has been conducted in the ordinary course of business consistent with past practice.

          4.11     Equipment. (a) Schedule 4.11(a) contains a complete and accurate list of all equipment, machinery, vehicles (including trucks, tractors and trailers), spare parts, furniture, fixtures, and similar items of personal property owned or used by BCCM with a value in excess of one thousand dollars ($1,000) (the "BCCM Equipment"). Except as set forth on Schedule 4.11(a), BCCM has the unrestricted right to sell and transfer and, upon consummation of the transactions contemplated hereby, NewCo will receive, good and marketable title to the BCCM Equipment, free and clear of all Encumbrances.

               (b)     The BCCM Equipment listed on Schedule 4.11(a) is in as-is, where-is condition.

          4.12     Title to Real Property. (a) Schedule 4.12(a) contains a complete and accurate list of all real property which BCCM owns (the "BCCM Real Property"). BCCM has good, marketable and indefeasible title to the BCCM Real Property free and clear of all Encumbrances, except as set forth on Schedule 4.12(a).

               (b)     No real property is leased by BCCM.

               (c)     BCCM has all certificates of occupancy and other material Permits necessary for the current use and operation by BCCM of the BCCM Real Property.

               (d)     To BCCM's knowledge no part of the BCCM Real Property is subject to any building or use restriction that would restrict or prevent the present use and operation of the BCCM Real Property and the BCCM Real Property is properly and duly zoned for its current use by BCCM and the continuation of such use by NewCo following the Closing, and such current use is in all respects a conforming use by BCCM.

               (e)     There does not exist any actual or, to the knowledge of BCCM, threatened or contemplated condemnation or eminent domain proceedings that affects the BCCM Real Property or any part thereof, and BCCM has not received any notice, oral or written, of the intention of any Governmental Authority or other Person to make or use all or any part thereof.

               (f)     All material improvements included within the BCCM Real Property are in as-is, where is condition. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving each BCCM Real Property are installed and operating and are, to BCCM's knowledge, sufficient to enable such BCCM Real Property to continue to be used and operated in the manner currently being used and operated.

               (g)     The BCCM Real Property has rights of access to public way and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the BCCM Real Property for its current use. All public utilities necessary or convenient to the full use and enjoyment of the BCCM Real Property are located in the public right-of-way abutting the BCCM Real Property, and to BCCM's knowledge all such utilities are connected so as to serve the BCCM Real Property without passing over other property. All roads and railroads necessary for the use of the BCCM Real Property for its current purpose have been completed and (if appropriate) dedicated to public use and accepted by all Governmental Authorities.

               (h)     Except as set forth on Schedule 4.12(h), to BCCM's knowledge the BCCM Real Property is comprised of one or more parcels, each of which constitutes a separate tax lot and does not constitute a portion of any other tax lot not part of the BCCM Real Property.

               (i)     Except as set forth on Schedule 4.12(i), the BCCM Real Property is not located in a flood hazard area as defined by the Federal Insurance Administration.

          4.13     Intellectual Property. (a) Schedule 4.13(a) sets forth an accurate and complete list of all patents, patent applications, licenses, trademarks, trade names, service marks and registered copyrights and all pending applications for the same (together with all proprietary know-how) owned, licensed or possessed by BCCM (the "BCCM Intellectual Property"). Except as set forth on Schedule 4.13(a), to the knowledge of BCCM, there are no adverse claims or demands, including any Proceedings of any Person pertaining to any of the BCCM Intellectual Property. BCCM Intellectual Property that is necessary for the conduct of its business as now being conducted consists solely of items and rights that are either: (i) owned solely by BCCM; (ii) in the public domain; or (iii) rightfully used and authorized for use by BCCM and its successors pursuant to a valid license. BCCM is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of BCCM 's obligations hereunder or the consummation of the transactions contemplated herein, will BCCM be, in violation of any license, sublicense or other agreement relating to any BCCM Intellectual Property to which BCCM is a party or otherwise bound and which violation would have a Material Adverse Effect. To the extent BCCM owns BCCM Intellectual Property, to the knowledge of BCCM the use of such BCCM Intellectual Property by BCCM and, to the BCCM Holdings' knowledge, the use of such BCCM Intellectual Property by BCCM's customers, does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any person, which infringement, if prosecuted, would have a Material Adverse Effect.

               (b)     No claims (i) challenging the validity, effectiveness, or ownership by BCCM of any BCCM Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by BCCM infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against BCCM or to BCCM's knowledge, are threatened by any Person nor to BCCM's knowledge are there any valid grounds for any bona fide claim of any such kind. There are no Proceedings or court orders, or other governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any BCCM Intellectual Property, other than review of pending applications for patents or trademarks, and BCCM is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Authority or any other Person. To BCCM's knowledge, all granted or issued patents and mask works and all registered trademarks owned by BCCM and all copyright registrations held by BCCM are valid, enforceable and subsisting. To BCCM's knowledge, there is no unauthorized use, infringement, or misappropriation of any BCCM Intellectual Property by any third party, employee or former employee.

          4.14     Compliance with Legal Requirements. (a) BCCM has not received written notice that it is in violation of the terms of any Permits related to the BCCM Business or the BCCM Assets which has not been remedied by BCCM.

               (b)     BCCM has not received written notice from any Governmental Authority having jurisdiction alleging BCCM is in violation or default with respect to any applicable Law relating to the BCCM Business or to the BCCM Assets which has not been remedied by BCCM.

          4.15     BCCM Material Contracts. (a) Schedule 4.15(a) sets forth a complete list of (i) all customer contracts for which there is a receivable due BCCM, (ii) all customer contracts for orders not yet shipped, (iii) all vendor contracts related to the BCCM Business (exclusive of any BCCM Excluded Assets) which require payments in excess of $25,000 annually, or which vendor contracts are otherwise material to the BCCM Business, and (iv) all sales representative contracts between BCCM and its sales representatives (collectively, the "BCCM Material Contracts"), complete and accurate copies of which have been given or made available to Davis-Standard.

               (b)     Each BCCM Material Contract listed on Schedule 4.15(a) is in full force and effect in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. There is no default or claim of default under any BCCM Material Contract listed therein and, to BCCM's knowledge, no event has occurred or is reasonably expected to occur (including without limitation the consummation of the transactions contemplated by this Agreement), that, with the passage of time or the giving of notice or both, would constitute a default by BCCM or any other party thereto under any BCCM Material Contract, or would permit modification, acceleration or termination of any BCCM Material Contract, or result in the creation of any lien on any of the BCCM Assets, other than such defaults, claims or events as would not have a Material Adverse Effect.

          4.16     BCCM Pension Plans, Benefits, etc. (a) Schedule 4.16(a) lists all employee welfare benefit plans as defined in Section 3(1), and all employee pension benefit plans as defined in Section 3(2) of ERISA, that are maintained for the benefit of any of the BCCM Employees by BCCM, and all material plans, programs, arrangements, contracts, collective bargaining agreements and established working practices providing for present and future payments to any BCCM Employees or dependents or beneficiaries thereof. Such plans are referred to herein as the "BCCM Plans." Each BCCM Plan is identified in Schedule 4.16(a), if applicable, as a Qualified Plan, a defined benefit plan, if it is a defined benefit plan within the meaning of Section 414(j) of the Code, or an employee Welfare Plan.

               (b)     With respect to each BCCM Plan, there has been delivered or made available to Crompton: (1) a copy of the annual report, if required under ERISA, with respect to each such BCCM Plan for the last year for which a report was filed and a copy of each summary plan description, if applicable, or other plan description; (2) a copy of the BCCM Plan or, if the BCCM Plan is embodied entirely in an insurance policy to which BCCM is a party, a copy of such insurance policy and the summary plan description, together with each summary of material modifications required under ERISA with respect to such BCCM Plan subsequent to the summary plan description; and (3) if the BCCM Plan is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statement thereof.

               (c)     Except for the BCCM Plans and except as set forth on Schedule 4.16(c), BCCM does not maintain or contribute to, or have any obligation to contribute to, any material plan, program, arrangement, agreement or commitment with respect to the BCCM Employees.

               (d)     No BCCM Plan is a "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA.

               (e)     Except as set forth on Schedule 4.16(e), with respect to the BCCM Plans, (i) no event has occurred with respect to any BCCM Plan that would reasonably be expected to result in any material liability under ERISA, the Code or any other Law applicable to such plan or under any agreement, instrument, or Law pursuant to or under which BCCM or its Affiliates have agreed to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such Law; (ii) no amendment to any of the BCCM Plans is in process; and (iii) none of the BCCM Plans is subject to any pending claim (other than routine claims for benefits), which claims would have, or could have reasonably be expected to have a Material Adverse Effect and (iv) with respect to each BCCM Plan that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (A) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within 30 days of such event) has occurred, (B) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such BCCM Plan, and (C) there is no "unfunded current liability" (within the meaning of Section 302(d)(8)(A) of ERISA).

               (f)     The BCCM Plan provides no benefits, including death and medical benefits, with respect to any BCCM Employees beyond their retirement or other termination of service, other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (2) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (3) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (4) benefits in the nature of severance pay.

          4.17     Labor Disputes. There is no pending or, to the knowledge of BCCM, threatened, any labor litigation, claim or dispute affecting any BCCM Plan or BCCM Employees (other than routine claims for benefits), which would have, or could reasonably be expected to have, a Material Adverse Effect.

          4.18     Absence of Certain Changes. Except as provided for or permitted by this Agreement, since February 28, 2005, the BCCM Business has been operated and the BCCM Assets have been used or held by BCCM only in the ordinary course of business and there have been no material capital expenditures, material changes in financial condition or prospects of BCCM, material damage or destruction to the BCCM Assets, revaluation of the BCCM Assets, sales or other dispositions of capital assets, increases in salaries or other compensation payable to the BCCM Employees, or amendments or terminations of material contracts or waivers of material rights which could have, or could reasonably be expected to have, a Material Adverse Effect. Moreover, since February 28, 2005, there has been no material change in the accounting methods or practices or in the depreciation or amortization policies or rates adopted or followed by BCCM.

          4.19     Insurance, Bonds, Letters of Credit. Schedule 4.19 sets forth a list of all material insurance policies, bonds, letters of credit or similar documents held by BCCM. To BCCM's knowledge, such policies, bonds, letters of credit and similar documents are in full force and effect and provide the coverage required under the obligations to which they relate.

          4.20     Environmental Matters. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 4.20 shall be the exclusive representations and warranty provisions governing Environmental Matters. Except as disclosed in Schedule 4.20:

               (a)     To the knowledge of BCCM, the BCCM Business is in compliance in all material respects with all applicable Environmental Laws;

               (b)     To the knowledge of BCCM, with respect to the BCCM Business, BCCM has obtained all material Permits required pursuant to Environmental Law and such Permits are in full force and effect. To the knowledge of BCCM, the BCCM Business is in compliance in all material respects with the terms and conditions of such Permits;

               (c)     to BCCM's knowledge, no material Release at, in, on, under, affecting or migrating to or from the BCCM Real Property has occurred at any time and no material amount of a Hazardous Substance has been intentionally disposed of at, in, on or under the BCCM Real Property. To BCCM's knowledge, none of the BCCM Real Property presently requires or previously required interim status or a hazardous waste permit for the treatment, storage or disposal of hazardous waste pursuant to the Resource Conservation and Recovery Act, as amended, or pursuant to any state hazardous waste statute or regulation;

               (d)     to the knowledge of BCCM, (i) all solid wastes and hazardous wastes, including, without limitation, Hazardous Substances, generated or present at the BCCM Assets have been at all times and are on the date hereof stored, treated, recycled or disposed of at off-site facilities; (ii) BCCM has not received any written notice indicating that such facilities have been placed or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System, or their state equivalents; and (iii) BCCM has not been notified that it has been identified as a potentially responsible party respecting such off-site storage, treatment, recycling or disposal;

               (e)     to the knowledge of BCCM, there is (i) no pending or proposed changes to applicable Permits issued pursuant to Environmental Law which would have a Material Adverse Effect and (ii) no pending or proposed action by any Governmental Authority which would result in the revocation or material amendment of the terms of any such Permit, the material increase of any fees (or the assessment of any material additional or new fees) payable by BCCM in connection with the disposal of wastewater or solid wastes from BCCM's plants, or any other material change in BCCM's ability to dispose of wastewater or solid wastes from its plants, or its costs therewith.

          4.21     Relationships with Affiliates. Schedule 4.21 sets forth a complete description of all material business relationships maintained between BCCM and its Affiliates (including, without limitation, business relationships between BCCM and HRCo) in connection with the conduct of the BCCM Business, including those business relationships that are not conducted on an arms-length basis.

          4.22     Taxes. (a) BCCM has filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by BCCM (whether or not shown on any Tax Return) have been paid. BCCM is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where BCCM does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BCCM.

               (b)     BCCM has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (c)     Schedule 4.22(c) lists all federal, state, local, and foreign Tax Returns filed with respect to BCCM for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. BCCM has delivered to Davis-Standard correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by BCCM since December 31, 2000.

               (d)     BCCM has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (e)     BCCM is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code § 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code § 162(m) (or any corresponding provision of state, local or foreign Tax law). BCCM has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). BCCM is not a party to or bound by any Tax allocation or sharing agreement. BCCM (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (B) does not have any liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (f)     BCCM will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

          4.23     Disclosure of all Material Matters. No statement of fact made by either of BCCM or BCCM Holdings and set forth in this Agreement (including without limitation all information in the BCCM Statements and the other Schedules, Exhibits, and attachments hereto, taken as a whole) or delivered by BCCM or BCCM Holdings at the Closing is false or misleading in any material respect, and this Agreement (including, without limitation all information in the BCCM Statements and the other Schedules, Exhibits, and attachments hereto, taken as a whole) or any information delivered by BCCM or BCCM Holdings at the Closing does not omit to state a material fact necessary in order to make any such statement made or information disclosed, in the light of the circumstances under which it was made or disclosed, not misleading.

          4.24     DISCLAIMER. THE WARRANTIES OF BCCM IN THIS ARTICLE IV ARE EXCLUSIVE AND ARE IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER IMPLIED WARRANTY OF QUALITY.

ARTICLE V.
PRE-CLOSING COVENANTS

           5.1     Conduct of Davis-Standard Business. Until the Closing Date, and to the extent permitted by Law, Davis-Standard shall, with respect to the operation of the Davis-Standard Business (unless BCCM shall otherwise consent in writing or except as otherwise specifically contemplated by this Agreement):

               (a)     operate only in the usual, regular and ordinary manner consistent with past practice, and use its commercially reasonable best efforts to (i) preserve its present business operations, organization and goodwill, and (ii) preserve its present relationships with Persons having business dealings with it;

               (b)     use all reasonable commercial efforts to keep available the services of its present employees;

               (c)      (i) maintain all of the Davis-Standard Assets in their current condition, normal wear and tear excepted, and (ii) maintain insurance upon all of such properties and with respect to the Davis-Standard Business in such amounts and of such kinds comparable to that in effect on the date hereof (with insurers of substantially the same or better financial condition);

               (d)     maintain its books, accounts and records and file any Tax Returns in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all contractual and other obligations applicable to the operation of the Davis-Standard Business;

               (e)     other than in the usual, regular and ordinary manner consistent with past practice, or as may be required to comply with applicable Law (i) not increase the rate of compensation payable or to become payable to any of the Davis-Standard Employees or any of Davis-Standard's agents; (ii) not pay or provide for any bonus, stock option, stock purchase, profit-sharing, deferred compensation, pension, retirement or other similar payment or arrangement to or in respect of any such Davis-Standard Employees or agents except to the extent Davis-Standard is, on the date hereof, contractually obligated to do so; and (iii) not enter into any new, or amend in any material respect any existing, employment, severance or consulting agreement, sales agency or other material contract with respect to the performance of personal services;

               (f)      (i) not incur or become subject to, or agree to incur or become subject to, any obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice; (ii) except in the ordinary course of business, not discharge or satisfy any Encumbrance or pay any obligation or liability (fixed or contingent); (iii) not mortgage, pledge or subject to any Encumbrance any of the Davis-Standard Assets; (iv) not sell, assign, transfer, convey, lease or otherwise use or dispose of, or agree to sell, assign, transfer, convey, lease or otherwise dispose of, any of the Davis-Standard Assets, other than in the ordinary course of business; (v) not cancel or compromise any debt or claim or waive or release any right relating to the Davis-Standard Business or the Davis-Standard Assets, except for adjustments, settlements or waivers or releases made in the ordinary course of business consistent with past practice; (vi) not make or enter into any commitment to make any material capital expenditure; (vii) not enter into any collective bargaining agreement or, through negotiation (the status of which will be regularly communicated to BCCM) or otherwise, make any commitment or incur any liability to any labor organization relating to any of the Davis-Standard Employees; (viii) not introduce any material change with respect to the operations of the Davis-Standard Business, including, without limitation, any change in the method of accounting; (ix) not enter into any transaction or make or enter into any contract or commitment which, by reason of its size or otherwise, is not in the ordinary course of business consistent with past practice; and (x) not make any payment or prepayment of Taxes in excess of the amount required by law;

               (g)     maintain supplies in respect of the Davis-Standard Business of similar kind, amount and quality as that maintained on the date hereof;

               (h)     maintain or cause to be maintained the Davis-Standard Intellectual Property in full force and effect through the Closing Date and, with respect to any of the Davis-Standard Intellectual Property subject to expiration on or prior to the Closing Date, renew or make, within an applicable renewal period ending on or prior to the Closing Date, application to renew such Davis-Standard Intellectual Property;

               (i)     comply in all material respects with all applicable Laws to which it is subject, including, without limitation, all applicable Laws of any Governmental Authority relating to the collection of consumer debt;

               (j)     not settle any pending litigation or obtain any releases of threatened actions or proceedings that is a Davis-Standard Assumed Liability or a Davis-Standard Asset without the consent of BCCM;

               (k)     not institute any increase in, merge or terminate any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan;

               (l)     not change any accounting methods for Tax purposes, and not make any change in the accounting practices or policies applied in the preparation of the Davis-Standard Statements except as required by GAAP;

               (m)     promptly notify BCCM of any (i) extraordinary loss suffered by Davis-Standard related to the Davis-Standard Business, (ii) casualty losses or damages suffered by Davis-Standard with respect to the Davis-Standard Assets having an individual replacement cost of more than $10,000 or an aggregate replacement cost of more than $25,000 or which could result in a Material Adverse Effect, whether or not such losses or damages are covered by insurance, and (iii) any Proceeding commenced or threatened against Davis-Standard relating to the transactions contemplated by this Agreement;

               (n)     not enter into any merger or consolidation with any Person, and not engage in any new business or invest in, or make a loan, advance or capital contribution to, any Person;

               (o)     not modify any Davis-Standard Material Contract with any Person, other than in the ordinary course of business consistent with past practice;

               (p)     not make any renovation of any Davis-Standard Real Property involving a substantial obligation on the part of Davis-Standard;

               (q)     not take any action or omit to take any action which would cause (i) any of the representations and warranties of Davis-Standard contained in Article III to be untrue and/or incorrect in any material respect if such representations and warranties were made immediately after such act or failure to act, or (ii) Davis-Standard to be unable to comply with any of its covenants or agreements set forth herein or in the Related Agreements to which it is a party;

               (r)     use its reasonable efforts, consistent with past practices and applicable legal requirements, to maintain the services of, and good relations with, the dealers, distributors, customers and suppliers with whom sales or purchases, as the case may be, are effected in connection with any part of the Davis-Standard Business; and

               (s)     not take any action or actions prohibited by any of the foregoing paragraphs (a) through (q).

           5.2     Conduct of BCCM Business. Until the Closing Date, and to the extent permitted by Law, BCCM shall, with respect to the operation of the BCCM Business (unless Crompton shall otherwise consent in writing or except as otherwise specifically contemplated by this Agreement):

               (a)     operate only in the usual, regular and ordinary manner consistent with past practice, and use its commercially reasonable best efforts to (i) preserve its present business operations, organization and goodwill, and (ii) preserve its present relationships with Persons having business dealings with it;

               (b)     use all reasonable commercial efforts to keep available the services of its present employees;

               (c)      (i) maintain all of the BCCM Assets in their current condition, normal wear and tear excepted, and (ii) maintain insurance upon all of the BCCM Real Property in such amounts and of such kinds comparable to that in effect on the date hereof on such properties and with respect to such operation (with insurers of substantially the same or better financial condition);

               (d)     maintain its books, accounts and records and file any Tax Returns in the usual, regular and ordinary manner, on a basis consistent with prior years, and comply with all contractual and other obligations applicable to the operation of the BCCM Business;

               (e)     other than in the usual, regular and ordinary manner consistent with past practice (i) not increase the rate of compensation payable or to become payable to any of the BCCM Employees or any of BCCM's agents; (ii) not pay or provide for any bonus, stock option, stock purchase, profit-sharing, deferred compensation, pension, retirement or other similar payment or arrangement to or in respect of any such BCCM Employees or agents except to the extent Crompton is, on the date hereof, contractually obligated to do so; and (iii) not enter into any new, or amend in any material respect any existing, employment, severance or consulting agreement, sales agency or other material contract with respect to the performance of personal services;

               (f)      (i) not incur or become subject to, or agree to incur or become subject to, any obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice; (ii) except in the ordinary course of business, not discharge or satisfy any Encumbrance or pay any obligation or liability (fixed or contingent); (iii) not mortgage, pledge or subject to any Encumbrance any of the BCCM Assets; (iv) not sell, assign, transfer, convey, lease or otherwise use or dispose of, or agree to sell, assign, transfer, convey, lease or otherwise dispose of, any of the BCCM Assets, other than in the ordinary course of business; (v) not cancel or compromise any debt or claim or waive or release any right relating to the BCCM Business or the BCCM Assets, except for adjustments, settlements or waivers or releases made in the ordinary course of business consistent with past practice; (vi) not make or enter into any commitment to make any material capital expenditure; (vii) not enter into any collective bargaining agreement or, through negotiation (the status of which will be regularly communicated to Crompton) or otherwise, make any commitment or incur any liability to any labor organization relating to any of the BCCM Employees; (viii) not introduce any material change with respect to the operations of the BCCM Business, including, without limitation, any change in the method of accounting; (ix) not enter into any transaction or make or enter into any contract or commitment which, by reason of its size or otherwise, is not in the ordinary course of business consistent with past practice; and (x) not make any payment or prepayment of Taxes in excess of the amount required by law;

               (g)     maintain supplies in respect of the BCCM Business of similar kind, amount and quality as that maintained on the date hereof;

               (h)     maintain or cause to be maintained the BCCM Intellectual Property in full force and effect through the Closing Date and, without limitation, with respect to any of the BCCM Intellectual Property subject to expiration on or prior to the Closing Date, renew or make, within an applicable renewal period ending on or prior to the Closing Date, application to renew such BCCM Intellectual Property;

               (i)     comply in all material respects with all applicable Laws to which it is subject, including, without limitation, all applicable Laws of any Governmental Authority relating to the collection of consumer debt;

               (j)     not settle any pending litigation or obtain any releases of threatened actions or proceedings without the consent of Crompton;

               (k)     not institute any increase in, merge or terminate any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan;

               (l)     not change any accounting methods for Tax purposes, and not make any change in the accounting practices or policies applied in the preparation of the BCCM Statements except as required by GAAP;

               (m)      promptly notify Crompton of any (i) extraordinary loss suffered by BCCM related to the BCCM Business, (ii) casualty losses or damages suffered by BCCM with respect to the BCCM Assets having an individual replacement cost of more than $10,000 or an aggregate replacement cost of more than $25,000 or which could result in a Material Adverse Effect, whether or not such losses or damages are covered by insurance, and (iii) any Proceeding commenced or threatened against BCCM relating to the transactions contemplated by this Agreement;

               (n)     not enter into any merger or consolidation with any Person, and not engage in any new business or invest in, or make a loan, advance or capital contribution to, any Person;

               (o)     not modify any BCCM Material Contract with any Person, other than in the ordinary course of business consistent with past practice;

               (p)     except as set forth on Schedule 5.2(p), not make any renovation of any BCCM Real Property involving a substantial obligation on the part of BCCM or NewCo;

               (q)     not take any action or omit to take any action which would cause (i) any of the representations and warranties of BCCM contained in Article IV to be untrue and/or incorrect in any material respect if such representations and warranties were made immediately after such act or failure to act, or (ii) BCCM to be unable to comply with any of its covenants or agreements set forth herein or in the Related Agreements;

               (r)     use its reasonable efforts, consistent with past practices and applicable legal requirements, to maintain the services of, and good relations with, the dealers, distributors, customers and suppliers with whom sales or purchases, as the case may be, are effected in connection with any part of the BCCM Business; and

               (s)     not take any action or actions prohibited by any of the foregoing paragraphs (a) through (q).

           5.3     Transfer, Sales and Use Taxes, etc. NewCo will pay or cause to be paid all state, county and local real property transfer taxes, transfer stamps, mortgage recording fees, sales and use taxes and privilege or other excise taxes, if any, which are based on gross sales price (excluding income taxes, business and occupation taxes or other excise taxes imposed on the business of NewCo), imposed on the sales, conveyances, assignments, transfers and deliveries to be made hereunder.

           5.4     Consents; Reasonable Efforts. Each of the parties hereto covenants and agrees that it shall cooperate with the other parties in obtaining all Consents necessary to effect the Davis-Standard Contribution and the BCCM Contribution to NewCo and such other Consents and Permits as BCCM or Crompton may reasonably request. Each of the parties hereto shall use its best efforts to cause all conditions to Closing set forth in Article VI to be satisfied on the Closing Date, but only to the extent that such conditions relate to its obligations, covenants, representations or warranties hereunder.

           5.5     Filings; Other Action. Each of the parties hereto will in good faith make any required submissions under any applicable Laws with respect to the Contributions to NewCo and shall (a) use its best efforts to obtain, and will cooperate with other parties in obtaining, all authorizations, consents, orders and approvals of governmental entities and third parties, and will take all reasonable actions to avoid the entry of any judgment prohibiting the consummation or effectiveness of the transactions contemplated hereby and (b) use its best efforts to take, or cause to be taken, promptly all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

           5.6     Publicity. Each party agrees to obtain the written consent of the other party hereto prior to issuing any press release or otherwise making any public announcement concerning this Agreement or the transactions contemplated hereby, and shall not issue any press release or make any such public announcement prior to receiving such written consent, except if advised in writing by counsel that it is legally obligated to do so under law or under the rules and regulations of any applicable securities exchange. In any event, each party agrees to discuss and consult with the others prior to issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby.

           5.7     Insurance. From the date hereof until the Closing Date, each of Crompton, Davis-Standard and BCCM shall maintain, in the aggregate, all presently existing levels of insurance coverage (some portions of which are self-insured) with respect to the Davis-Standard Business or the BCCM Business, as the case may be.

           5.8     Special Transition Provisions. Between the date hereof and the Closing Date, the parties shall consult with each other in good faith in an effort to facilitate the Contributions to NewCo. As part of such consultations, without limitation, the insurance and risk management departments of each of the parties shall work together in an effort to provide NewCo with the most appropriate insurance coverage (in terms of both coverage and cost) from and after the Effective Time. NewCo shall recognize and bargain with the Union as the sole bargaining representative for the Davis-Standard employees as a "successor" to Davis-Standard under the

National Labor Relations Act; provided, however, that NewCo is not assuming the Collective Bargaining Agreement set forth on Schedule 3.9.

           5.9     Foreign Subsidiaries and Conversion. Prior to Closing, Crompton will cause Davis-Standard to convert to a Delaware limited liability company known as Savid, LLC. Prior to the Closing, Crompton shall cause its Affiliates to distribute or otherwise transfer to Converted LLC all of the Affiliates': (i) issued and outstanding Capital Stock in Davis-Standard France S.A.R.L. (France), a French corporation (the "French Subsidiary"); and (ii) allotted and issued Capital Stock in Davis-Standard Limited, a company incorporated in England and Wales with a registered number 03489005 (the "U.K. Subsidiary"), which U.K. Subsidiary holds all of the allotted and issued Capital Stock of D-S Brookes Limited, a company incorporated in England and Wales with registered number 04066333, so that on the Closing Date, Savid LLC holds all of the issued and outstanding Capital Stock of the German Subsidiaries and the French Subsidiary and all of the allotted and issued Capital Stock of the U.K. Subsidiary.

           5.10    Davis-Standard Intellectual Property. Prior to the Closing, Crompton shall distribute or otherwise transfer, and shall cause its Affiliates to distribute or otherwise transfer, to Converted LLC all of Crompton and the Affiliates' right, title and interest in and to the Davis-Standard Intellectual Property owned by Crompton or its Affiliates.

           5.11    Davis-Standard Real Property. Prior to the Closing, Crompton shall distribute or otherwise transfer to Converted LLC all of its right, title and interest in and to the Davis-Standard Real Property owned by Crompton.

           5.12    Trafalgar APA. Prior to Closing, Crompton shall cause the rights of the "Buyer" (as such term is defined in the Trafalgar APA) under the Trafalgar APA to be assigned to Converted LLC and, to effect the foregoing, shall duly authorize, execute and deliver an instrument of assignment substantially in the form attached hereto as Exhibit F, a copy of which shall be delivered to BCCM Holdings.

           5.13    Transfer Laws. NewCo and Davis-Standard will execute all documents attached in Schedule 5.13. NewCo will be the certifying and responsible party for compliance with the Connecticut Transfer Act C.G.S. 22a-134 et seq. and the New Jersey Industrial Site Recovery Act N.J.S.A 13:1K et seq. and the respective associated rules and regulations (together "Transfer Laws").  NewCo will pay or cause to be paid all fees, costs and expenses, including without limitation, all Environmental Liabilities and Costs associated with complying with the Transfer Laws.

ARTICLE VI.
CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

           6.1     Conditions Precedent to Obligations of BCCM and NewCo. The obligations of BCCM Holdings and NewCo to consummate the transactions contemplated hereby on the Closing Date are, unless waived by BCCM Holdings, subject to the satisfaction of the following conditions:

               (a)     All representations and warranties of Crompton contained in this Agreement and/or in the Related Agreements to which it is a party shall be true and correct in all material respects on and as of the Closing Date or the date specified therein as though made on and as of such date; Crompton shall have performed in all material respects all agreements and covenants required by this Agreement and/or the Related Agreements to which it is a party to be performed by it prior to or at the Closing; and, at the Closing, BCCM Holdings and NewCo shall have each received, from Crompton, certificates to the foregoing effect dated as of the Closing Date and signed by its duly authorized officer.

               (b)     All representations and warranties of Davis-Standard contained in this Agreement and/or in the Related Agreements to which it is a party shall be true and correct in all material respects on and as of the Closing Date as to Davis-Standard and Converted LLC; Davis-Standard and Converted LLC shall have performed in all material respects all agreements and covenants required by this Agreement and/or the Related Agreements to which it is a party to be performed by it prior to or at the Closing; and, at the Closing, BCCM Holdings and NewCo shall have each received from Converted LLC a certificate to the foregoing effect dated as of the Closing Date and signed by its duly authorized officer or manager.

               (c)     BCCM Holdings and NewCo shall each have received the opinion of counsel to Crompton, dated as of the Closing Date, in form and substance reasonably satisfactory to BCCM Holdings.

               (d)     All Consents identified on Schedule 6.1(d) shall have been legally and validly obtained by Davis-Standard and shall be in full force and effect.

               (e)     No Proceeding shall be pending or threatened, seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, any material part of the transactions provided for hereby or by the Related Agreements to which it is a party.

               (f)     Each of Davis-Standard and Crompton shall have performed all acts, made all payments and executed and delivered all documents which Section 8.2 provides are to be performed, made or executed and delivered by it at the Closing.

               (g)     All material Consents, whether from third parties or any Governmental Authority having jurisdiction over Davis-Standard, the U.K. Subsidiary, the German Subsidiaries and the French Subsidiary or Crompton that are required in connection with the execution of this Agreement by each of Davis-Standard and Crompton and the performance of their respective obligations under this Agreement, shall have been obtained, and any applicable waiting periods or extensions thereof under any applicable antitrust Law shall have expired or a notice of early termination of such waiting periods shall have been received.

               (h)     NewCo shall have closed on financing arrangements to provide working capital to NewCo.

               (i)     BCCM Holdings and NewCo shall have received the Capital Stock Assignment of Crompton.

               (j)     Each of Crompton and Converted LLC shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

           6.2     Conditions Precedent to Obligations of Davis-Standard, Crompton and NewCo. The obligations of Davis-Standard, Crompton and NewCo to consummate the transactions contemplated hereby on the Closing Date are, unless otherwise waived by Davis-Standard, subject to the following conditions:

               (a)     All representations and warranties of BCCM and BCCM Holdings contained in this Agreement and in the Related Agreements shall be true and correct in all material respects on and as of the Closing Date or the date specified therein as though made on and as of such date; BCCM and BCCM Holdings shall have performed in all material respects all agreements and covenants required by this Agreement and the Related Agreements to be performed by it prior to or at the Closing; and, at the Closing, Crompton and NewCo shall each have received, from BCCM and BCCM Holdings, certificates to the foregoing effect dated as of the Closing Date and signed by its duly authorized officer.

               (b)     Crompton shall have received the opinion of counsel to BCCM Holdings, NewCo and BCCM dated as of the Closing Date, in form and substance reasonably satisfactory to Crompton.

               (c)     All Consents identified on Schedule 6.2(c) shall have been legally and validly obtained by BCCM and shall be in full force and effect.

               (d)     No Proceeding shall be pending or threatened, seeking to restrain or prohibit or declare illegal, or seeking substantial damages in connection with, any material part of the transactions provided for hereby or by the Related Agreements.

               (e)     BCCM and BCCM Holdings shall have performed all acts, made all payments and executed and delivered all documents which Section 8.2 provides are to be performed, made or executed and delivered by it at the Closing.

               (f)     All material Consents, whether from third parties or any Governmental Authority having jurisdiction over BCCM, that are required in connection with the execution of this Agreement by BCCM and the performance of its obligations under this Agreement shall have been obtained, and any applicable waiting periods or extensions thereof any applicable antitrust Law shall have expired or a notice of early termination of such waiting periods shall have been received.

               (g)     NewCo shall have closed on financing arrangements to provide working capital to NewCo.

               (h)     Crompton and NewCo shall have received the Capital Stock Assignment of BCCM Holdings.

               (i)     Each of BCCM Holdings, BCCM and NewCo shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

           6.3     Davis-Standard Employees.  Prior to the Closing, Crompton shall arrange to be transferred, and shall cause its Affiliates to arrange to be transferred, to Converted LLC or its subsidiaries those employees of Crompton or its Affiliates who currently perform services for Davis-Standard or its subsidiaries but are employees of Crompton or its Affiliates, each of whom are set forth on Schedule 6.3 hereto.

ARTICLE VII.
REMEDIES AND INDEMNIFICATION

           7.1     Survival. (a) All representations, warranties, and conditions made or given in this Agreement, the Schedules to Article III or the Schedules to Article IV, the supplements to such Schedules, the certificates delivered pursuant to Section 8.2 and any other certificate or document delivered pursuant to this Agreement (except the Related Agreements) operate only as conditions of Closing and for no other purpose, and such representations, warranties and conditions shall not survive the Closing and the consummation of the transactions contemplated herein. For the avoidance of doubt, the parties hereto agree that after the Closing, there shall be no right of indemnification, no contractual right, or any other right or remedy against each other, or any one of them or otherwise with respect to the representations, warranties and conditions in this Agreement, and except in the case of fraud, BCCM, BCCM Holdings, Crompton Corporation and Crompton, for themselves, their respective successors, assigns, shareholders, officers and directors, do hereby waive and release each other from all Claims with respect to the representations, warranties and conditions in this Agreement, in any Schedules to Article III or Article IV, any supplements to such Schedules, the certificates delivered pursuant to Section 8.2 and any other certificate or document delivered pursuant to this Agreement (except the Related Agreements). Notwithstanding the foregoing, all covenants contained in this Agreement (including those contained in this Article VII) shall survive the Closing. Notwithstanding anything to the contrary contained in this Agreement or the Operating Agreement, (i) Crompton shall have the right to enforce the rights of NewCo with regard to covenants made herein by BCCM Holdings and BCCM; and (ii) BCCM Holdings shall have the right to enforce the rights of NewCo with regard to covenants made herein by Crompton, Davis-Standard and Converted LLC.

           7.2     Crompton Indemnification. (a) Subject to and as limited by the provisions of this Section 7.2, NewCo agrees to defend, indemnify and hold harmless Crompton Corporation and its Affiliates (including without limitation Crompton), and their respective officers, directors and employees (individually and collectively, the "Crompton Indemnitees") from and against any and all Losses resulting from any claim, action, or complaint against any Crompton Indemnitee to the extent that such claim relates to or arises from or out of (i) the Davis-Standard Assumed Liabilities or (ii) Davis-Standard, the German Subsidiaries, the U.K. Subsidiary or the French Subsidiary except to the extent related to the Excluded Liabilities. As used herein the term "Davis-Standard Assumed Liabilities" shall mean all liabilities, other than the Excluded Liabilities, of Davis-Standard and the business of Davis-Standard, including, but not limited to, (A) any Claim relating to a product sold or service provided prior the Effective Time, (B) any

Claim relating to any act or omission occurring prior to the Effective Time, (C) any Claim arising directly out of the goods sold, services provided, or the operation of the business of Davis-Standard during the period of time the business of Davis-Standard was operated as a division of Crompton Corporation, (D) any Claim arising in connection with any assets used in the business of Davis-Standard, including, without limitation, those real property and intellectual property assets held by Crompton Corporation and used in connection with the Davis-Standard Business, (E) any liabilities assumed by Davis-Standard and/or the business of Davis-Standard as a result of an acquisition, including, without limitation, those liabilities assumed by Crompton Corporation, Davis-Standard and/or the business of Davis-Standard in the Trafalgar APA Agreement (excluding any liabilities relating to a breach of Section 9.3 hereunder), and/or (F) any Claim arising out of the Davis-Standard Business including where Crompton or Crompton Corporation is named as a party in a purchase order, warranty or other documentation.

               (b)     The amounts for which NewCo shall be liable under this Section 7.2 also shall include all reasonable attorneys fees and all other costs and expenses incurred by Crompton Corporation or its Affiliates in enforcing its rights to indemnification hereunder, after notice is given pursuant to Section 7.2.

               (c)     In the event a claim arises that is covered by the indemnity provisions of this Section 7.2, written notice shall be promptly given to NewCo by Crompton or its Affiliate seeking indemnification. A delay or failure by Crompton or its Affiliate seeking indemnification to provide such prompt written notice to NewCo of such claim shall not render the indemnification provisions invalid against Crompton or its Affiliate, except to the extent that NewCo is prejudiced by such delay or failure in its attempt to mitigate or resolve such claim.

               (d)     Provided that NewCo agrees in writing to Crompton or its Affiliate seeking indemnification to defend and indemnify such party from such claim under this Section 7.2, NewCo shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements and to select lead counsel, reasonably acceptable to Crompton, to defend any and all such claims at the sole cost and expense of NewCo; provided, however, that NewCo may not effect any settlement that could result in any cost, expense or liability to Crompton or its Affiliate seeking indemnification or subject Crompton or its Affiliate seeking indemnification to other than monetary damages unless Crompton or such Affiliate consents in writing prior to such settlement and NewCo agrees to indemnify Crompton or such Affiliate therefor. Crompton or its Affiliate seeking indemnification may select counsel to participate in any defense, at its sole cost and expense.

               (e)     Both Crompton or its Affiliate and NewCo shall cooperate fully with one another in connection with the defense, compromise, or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

               (f)     The indemnification by NewCo set forth in this Section 7.2 shall survive the Closing.

           7.3     BCCM Holdings Indemnification. (a) Subject to and as limited by the provisions of this Section 7.3, NewCo agrees to defend, indemnify and hold harmless BCCM

Holdings and its Affiliates, and their respective shareholders, officers, directors and employees (individually and collectively, the "BCCM Indemnitees") from and against any and all losses, damages, costs, or expenses resulting from any claim, action, or complaint against any BCCM Indemnitee to the extent that such claim relates to or arises from or out of the BCCM Assumed Liabilities. As used herein, the term "BCCM Assumed Liabilities" shall mean all liabilities, except the Excluded Liabilities, relating to BCCM and the BCCM Business including, but not limited to, (A) any Claim arising after the Effective Time relating to a product sold or services provided prior to the Effective Time and/or (B) any Claim arising after the Effective Time relating to any act or omission occurring prior to the Effective Time, including without limitation any Claim arising directly out of the goods sold, services provided, or the operation of the business of BCCM during the period of time the business of BCCM was operated as a division of The Black Clawson Company.

               (b)     The amounts for which NewCo shall be liable under this Section 7.3 also shall include all reasonable attorneys fees and all other costs and expenses incurred by BCCM Holdings or its Affiliates in enforcing its rights to indemnification hereunder, after notice is given pursuant to Section 7.3.

               (c)     In the event a claim arises that is covered by the indemnity provisions of this Section 7.3, written notice shall be promptly given to NewCo by BCCM Holdings or its Affiliate seeking indemnification. A delay or failure by BCCM Holdings or its Affiliate seeking indemnification to provide such prompt written notice to NewCo of such claim shall not render the indemnification provisions invalid against BCCM Holdings or its Affiliate, except to the extent that NewCo is prejudiced by such delay or failure in its attempt to mitigate or resolve such claim.

               (d)     Provided that NewCo agrees in writing to BCCM Holdings or its Affiliate seeking indemnification to defend and indemnify such party from such claim under this Section 7.3, NewCo shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements and to select lead counsel, reasonably acceptable to BCCM Holdings, to defend any and all such claims at the sole cost and expense of NewCo; provided, however, that NewCo may not effect any settlement that could result in any cost, expense or liability to BCCM Holdings or its Affiliate seeking indemnification or subject BCCM Holdings or its Affiliate seeking indemnification to other than monetary damages unless BCCM Holdings or such Affiliate consents in writing prior to such settlement and NewCo agrees to indemnify BCCM Holdings or such Affiliate therefor. BCCM Holdings or its Affiliate seeking indemnification may select counsel to participate in any defense, at its sole cost and expense.

               (e)     Both BCCM Holdings or its Affiliate and NewCo shall cooperate fully with one another in connection with the defense, compromise, or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

               (f)     The indemnification by NewCo set forth in this Section 7.3 shall survive the Closing.

           7.4     NewCo Indemnification. (a) Crompton shall be liable for, and shall indemnify, defend and hold harmless Davis-Standard and NewCo against, any liability for Taxes imposed on Davis-Standard, Converted LLC or NewCo with respect to periods of time during which Davis-Standard was included in a consolidated or combined tax return with Crompton and which relate solely to Taxes assessed against Affiliates of Davis-Standard (other than the German Subsidiaries, the French Subsidiary or the U.K. Subsidiary) who were included in such consolidated or combined tax return.

               (b)     The amounts for which Crompton shall be liable under this Section 7.4 also shall include all reasonable attorneys fees and all other costs and expenses incurred by Davis-Standard or NewCo in enforcing its rights to indemnification hereunder, after notice is given pursuant to Section 7.4.

               (c)     In the event a claim arises that is covered by the indemnity provisions of this Section 7.4, written notice shall be promptly given to Crompton by Davis-Standard or NewCo. A delay or failure by Davis-Standard or NewCo to provide such prompt written notice to Crompton of such claim shall not render the indemnification provisions invalid against Davis-Standard or NewCo, except to the extent that Crompton is prejudiced by such delay or failure in its attempt to mitigate or resolve such claim.

               (d)     Provided that Crompton agrees in writing to Davis-Standard or NewCo, as applicable, to defend and indemnify NewCo from such claim, Crompton shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements and to select lead counsel, reasonably acceptable to Davis-Standard or NewCo, as applicable, to defend any and all such claims at the sole cost and expense of Crompton; provided, however, that Crompton may not effect any settlement that could result in any cost, expense or liability to Davis-Standard or NewCo or subject Davis-Standard or NewCo to other than monetary damages unless Davis-Standard or NewCo, as applicable, consents in writing prior to such settlement and Crompton agrees to indemnify Davis-Standard or NewCo therefor. Davis-Standard or NewCo, as applicable, may select counsel to participate in any defense, at its sole cost and expense.

               (e)     Each of Davis-Standard, NewCo and Crompton shall cooperate fully with one another in connection with the defense, compromise, or settlement of any such claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

               (f)     The indemnification by Crompton set forth in this Section 7.4 shall survive the Closing.

           7.5     Certain Liabilities. Notwithstanding any other provision contained herein, Crompton, BCCM Holdings and NewCo hereby agree and covenant that:

               (a)     Upon an LLC Exit Event (as such term is defined in the Operating Agreement), NewCo shall calculate the product of (i) the aggregate amount of any and all Losses, if any, suffered by NewCo or any of its Subsidiaries relating to or arising from any matter listed on Schedule 7.5(a) and (ii) .375 (the "Crompton Exit Amount").

               (b)     Upon an LLC Exit Event, NewCo shall calculate the product of (i) the aggregate amount of any and all losses, damages, costs, and expenses, if any, suffered by NewCo or any of its Subsidiaries relating to or arising from any matter listed on Schedule 7.5(b) and (ii) .625 (the "BCCM Exit Amount").

               (c)     If the Crompton Exit Amount is greater than the BCCM Exit Amount, then Crompton shall pay BCCM Holding an amount equal to the lesser of (i) the Crompton Exit Amount less the BCCM Exit Amount and (ii) the Net Proceeds (as such term is defined in the Operating Agreement) received by Crompton in connection with the LLC Exit Event. If the BCCM Exit Amount is greater than the Crompton Exit Amount, then BCCM Holding shall pay Crompton an amount equal to the lesser of (i) the BCCM Exit Amount less the Crompton Exit Amount and (ii) the Net Proceeds received by BCCM Holdings in connection with the LLC Exit Event.

           7.6     Transfer of NewCo Obligations. The indemnification obligations of NewCo in this Section 7 shall be binding on any successors or assigns of all or substantially all of the assets of NewCo. In the event of any LLC Exit Event or other transfer of all or substantially all of the assets of NewCo, it shall be a condition of such event or transfer that any acquirer of all or substantially all of the assets of NewCo shall agree in writing to assume the indemnification obligations of NewCo in this Section 7.

ARTICLE VIII.
CLOSING

           8.1     Closing Date. (a) Provided that all conditions precedent have occurred or been waived and no party has exercised any right of termination pursuant to Section 8.3, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 A.M. on April 30, 2005, or such other date as agreed in writing by Crompton and BCCM (the "Closing Date") at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP, 101 Park Avenue, New York, NY 10178 U.S.A. However, the transfers contemplated by this Agreement shall be deemed effective as of the Effective Time.

               (b)     A pre-closing shall be held on the day prior to the Closing Date, and to the extent possible all documents to be delivered by any party at the Closing shall be examined at the pre-closing.

           8.2     Closing Documents. At the Closing, subject to the terms and conditions herein, the parties shall deliver the following documents:

               (a)     Each of Crompton, Converted LLC, BCCM Holdings and the Management Members shall execute and deliver the Operating Agreement and any other Related Agreement to which it is a party.

               (b)     Crompton, Davis-Standard and Converted LLC shall execute, as applicable, and deliver:

      (i)     a Capital Stock Assignment effecting the Crompton Contribution and all such assignments and other instruments or documents (including certificates of title) as shall be necessary in the judgment of NewCo to evidence the Crompton Contribution in accordance with the terms of this Agreement;

      (ii)     the opinion of counsel referred to in Section 6.1(c);

      (iii)     the officer's certificate referred to in Section 6.1(a); and

      (iv)     such other documents as BCCM Holdings or its counsel may reasonably request.

               (c)     BCCM Holdings and BCCM shall execute, where applicable, and deliver:

      (i)     a Capital Stock Assignment effecting the BCCM Contribution and all such assignments and other instruments or documents (including certificates of title) as shall be necessary in the judgment of NewCo to evidence the BCCM Contribution in accordance with the terms of this Agreement;

      (ii)     the opinion of counsel referred to in Section 6.2(b);

      (iii)    the officers' certificate referred to in Section 6.2(a); and

      (iv)    such documents as Crompton or its counsel may reasonably request.

               (c)      (i) Crompton and NewCo shall execute and deliver the Crompton Management Services Agreement and the Crompton Transition Services Agreement, and (ii) HRCo and NewCo shall execute and deliver the HRCo Services Agreement and the HRCo Investment Banking Agreement.

           8.3     Closing Payments. (a) At the Closing, subject to the terms and conditions herein, the parties shall make, or cause to be made, the following payments:

      (i)     NewCo shall cause a letter of credit to be issued (denominated in Euros or United States dollar equivalent) to Commerzbank, pursuant to the Keybank Facility, equal to the Restricted Cash Amount;

      (ii)    If the Davis-Standard Foreign Intercompany Balance is (A) a negative number (representing a receivable from Crompton), Crompton shall pay such amount in cash to NewCo, or (B) a positive number (representing a payable to Crompton), NewCo shall cause the German Subsidiaries to pay such amount in cash to Crompton; and

      (iii)    NewCo shall pay Crompton, pursuant to a draw-down of funds on the Keybank Facility, an amount in United States dollars equal to the Restricted Cash Amount, as converted into United States dollars.

               (b)     As soon as practicable following the Closing Date, NewCo shall cause to be conducted an audit of the NewCo consolidating opening balance sheet which shall include a review of the payments made pursuant to this Section 8.3 and the calculation of the BCCM Special Distribution Amount (as such calculation is made pursuant to the terms of the Operating Agreement). Upon completion of such audit, such calculations and amounts shall be adjusted, as necessary. NewCo shall pay the expenses of the audit.

           8.4     Termination. This Agreement may be terminated at any time prior to the Closing (such time of termination being hereinafter referred to as the "Termination Date"):

               (a)     by any of Crompton, Davis-Standard, BCCM Holdings or BCCM if: (i) the Closing shall not have occurred by May 31, 2005; provided, however, that the right to terminate this Agreement under this Section 8.3(a) shall not be available to any party whose failure to fulfill any obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; (ii) any of the other parties (other than an Affiliate of the terminating party) makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against such other party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization; or (iii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

               (b)     by (i) either Crompton or Davis-Standard in the event of a material breach hereunder by either BCCM Holdings or BCCM or (ii) BCCM Holdings in the event of a material breach hereunder by either Crompton or Davis-Standard, which breach is not cured within ten (10) days of notice of the breach delivered to the breaching party; or

               (c)     by the mutual written consent of BCCM Holdings and Crompton.

           8.5     Costs upon Termination. If this Agreement is terminated pursuant to Section 8.3(a) or Section 8.3(b), neither party shall be liable to the other for Losses incurred by the other party in connection with the preparation and execution of this Agreement; provided, however, that, if such termination shall result from the failure of any party to perform a covenant of this Agreement or from a breach by any party to this Agreement, then such party shall be fully liable for any and all Losses sustained or incurred by the other party or parties as a consequence of such failure or breach.

ARTICLE IX.
POST-CLOSING COVENANTS

           9.1     Further Assurances. Each of the parties hereto shall cooperate with the other and take such additional action as may be reasonably necessary to implement this Agreement and the Related Agreements and to effectuate the transactions contemplated hereby and thereby.

           9.2     Tax and Audit Cooperation. Each of the parties agrees that from and after the Closing Date, it will cooperate with the other in defending or prosecuting any action, suit, proceeding, investigation or audit of the other, including, without limitation, (a) the preparation and audit of Tax Returns for all periods, to the extent they relate to the Davis-Standard Assets, the BCCM Assets, the Davis-Standard Business, the BCCM Business or the transactions contemplated by this Agreement, and (b) any audit of a party with respect to any sales, use or other transfer Taxes imposed on or relating to the transactions contemplated by this Agreement. In furtherance hereof, the parties agree to respond to all reasonable inquiries related to such matters and to provide, to the extent possible, substantiation of transactions and to make reasonably available and furnish appropriate documents and personnel in connection therewith.

           9.3     Trafalgar APA. Crompton agrees that it and each of its Affiliates (excluding NewCo): (A) will not, without NewCo's consent, initiate any communication with Kvaerner with regard to the Known Conditions (as such term is defined in the Trafalgar APA), (B) shall promptly notify NewCo of any communication initiated by Kvaerner with regard to the Known Conditions, and (C) shall not engage in or cause any communication prohibited pursuant to Section 8.4(i), Section 8.4(j), Section 8.4(l) and Section 8.6 of the Trafalgar APA.

ARTICLE X.
MISCELLANEOUS

           10.1     Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

If to Crompton or Davis-Standard:

Crompton Corporation
199 Benson Road
Middlebury, CT 06749
Attn: Lynn Schefsky
Facsimile: 203-573-4430

with a copy to:

Robinson & Cole LLP
280 Trumbull Street
Hartford, CT 06103-3597
Attn: William T. Sellay
Facsimile: (860) 275-8299

If to BCCM Holdings or BCCM:

BCCM Holdings, Inc.
c/o Hamilton Robinson LLC
281 Tresser Boulevard
Suite 1000
Stamford, CT 06901
Attn: Scott I. Oakford
Facsimile: 203-602-2206

with a copy to:

Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178
Attn: Philip T. von Mehren
Facsimile: 212-697-1559

If to NewCo:

c/o Hamilton Robinson LLC
281 Tresser Boulevard
Suite 1000
Stamford, CT 06901
Attn: Scott I. Oakford, Chairman of the Board
Facsimile: 203-602-2206

with a copy to:

Crompton Corporation
199 Benson Road
Middlebury, CT 06749
Attn: Lynn Schefsky
Facsimile: 203-573-4430

Robinson & Cole LLP
280 Trumbull Street
Hartford, CT 06103-3597
Attn: William T. Sellay
Facsimile: 860-275-8299

BCCM Holdings, Inc.
c/o Hamilton Robinson LLC
281 Tresser Boulevard
Suite 1000
Stamford, CT 06901
Attn: Mr. Scott I. Oakford
Facsimile: 203-602-2206

and

Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178
Attn: Philip T. von Mehren
Facsimile: 212-697-1559

           10.2     Assignment. (a) No party without the prior written consent of the other parties, may assign any of its rights or benefits or delegate any of its duties or obligations hereunder, and any attempted assignment or delegation which is not permitted under this Section 10.2 shall be null, void and without effect. For purposes of the prohibition contained in this Section 10.2(a), the transfer of Common Membership Units, which complies with the terms of the Operating Agreement, shall not be deemed an assignment or delegation of any right, benefit, duty or obligation hereunder.

               (a)     The rights, benefits, duties and obligations of each party hereto shall inure to the benefit of, and be binding upon, any successors or permitted assigns.

           10.3     Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument. This Agreement may be signed and sent by facsimile transfer which, when received, shall be deemed an original signature.

           10.4     Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) sets forth the entire understanding and agreement among the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral.

           10.5     Headings. The headings contained in this Agreement are for convenience of reference only and do not modify or affect in any way the meaning or interpretation of this Agreement.

           10.6     Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the conflict of law provisions thereof.

           10.7     Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Related Agreements may be brought in the courts of the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Related Agreements in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

           10.8     No Third Party Rights. This Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto, except as expressly provided to the contrary elsewhere in this Agreement.

           10.9     Waivers and Amendments. No waiver shall be deemed to have been made by any party of any of its rights under this Agreement unless the same is in a writing and is signed on its behalf by its authorized officer. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. This Agreement shall not be amended or modified except by an instrument in writing signed by the party against whom enforcement is sought.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Contribution Agreement (this "Agreement"), made by and among Crompton Holding Corporation, a corporation organized under the Laws of Delaware ("Crompton"), Davis-Standard Corporation, a corporation organized under the Laws of Delaware ("Davis-Standard"), BCCM, LLC, a limited liability company organized under the Laws of Delaware ("BCCM"), BCCM Holdings, Inc., a corporation organized under the Laws of Delaware ("BCCM Holdings"), and Davis-Standard LLC, a limited liability company organized under the Laws of Delaware ("NewCo") has been executed and delivered as of the date first written above.

CROMPTON HOLDING CORPORATION By: /s/ Lynn A. Schefsky Name: Lynn A. Schefsky Title: President	BCCM HOLDINGS, INC By: /s/ Mark A. Panozzo Name: Mark A. Panozzo Title: President
DAVIS-STANDARD CORPORATION By: /s/ Robert W. Ackley Name: Robert W. Ackley Title: President	BCCM, LLC By: BCCM Holdings, Inc. Its: Manager By: /s/ Mark A. Panozzo Name: Mark A. Panozzo Title: President
DAVIS-STANDARD, LLC By: BCCM, LLC Its: Manager By: BCCM Holdings, Inc. Its: Manager By: /s/ Mark A. Panozzo Name: Mark A. Panozzo Title: President

Exhibit A

Form of Capital Stock Assignment

Pursuant to that certain Contribution Agreement (the "Contribution Agreement") dated as of March 31, 2005 among Crompton Holding Corporation, Davis-Standard Corporation, BCCM, LLC, BCCM Holdings, Inc. and Davis-Standard LLC ("NewCo"), and for the consideration described therein and subject to the terms thereof, [_____] hereby assigns, transfers and conveys to NewCo all of [______]'s right, title and interest in and to the Capital Stock (as such term is defined in the Contribution Agreement) of [____________], and NewCo hereby accepts such Capital Stock.

IN WITNESS WHEREOF, [______] and NewCo have executed and delivered this Capital Stock Assignment Agreement effective as of [12:01 a.m.] on _______ __, 2005.

[______________________]

By: ___________________________

DAVIS-STANDARD LLC

By: ___________________________

Exhibit B

Form of Crompton Management Services Agreement

Exhibit C

Form of HRCo Services Agreement

Exhibit D

HRCo Investment Banking Agreement

Exhibit E

Form of Operating Agreement

Exhibit F

Form of Assignment